Filed Pursuant to Rule 424(b)(5)
Registration No. 333-194350

The information in this preliminary prospectus supplement is not complete and may be changed. We are not using this preliminary prospectus supplement or the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated March 6, 2014

PROSPECTUS    SUPPLEMENT

(To Prospectus dated March 6, 2014)

$500,000,000

Catamaran Corporation

    % Senior Notes due 2021

We are offering $500,000,000 aggregate principal amount of     % Senior Notes due 2021, which we refer to in this prospectus supplement as the notes. We will pay interest on the notes on                     and                     of each year, commencing on                     , 2014. The notes will mature on             , 2021.

We may redeem some or all of the notes at any time prior to the scheduled maturity of the notes at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium as described herein. If a change of control triggering event as described in this prospectus supplement under “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event” occurs, we must offer to repurchase the notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The notes will be jointly and severally and fully and unconditionally guaranteed by each of our existing and future wholly-owned subsidiaries that guarantees obligations under our senior secured credit facility or certain other future material indebtedness. The notes and the subsidiary guarantees will be our and our subsidiary guarantors’ senior unsecured obligations and will rank equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior unsecured debt, including all other senior notes issued under the indenture, and senior in right of payment to all of our and our subsidiary guarantors’ future subordinated debt. The notes and the subsidiary guarantees will be effectively subordinated to any of our and our subsidiary guarantors’ existing and future secured debt, including indebtedness under our senior secured credit facility, to the extent of the value of the collateral securing such debt. In addition, the notes and the subsidiary guarantees will be structurally subordinated to all existing and future obligations (including trade payables) of our non-guarantor subsidiaries. Each of the subsidiary guarantees may be released upon the occurrence of certain events described in “Description of the Notes—Subsidiary Guarantees.”

The notes will not be listed on any securities exchange. There is currently no public market for the notes. The notes will be issued only in registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

Per Note	Total
Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us (1)%	$

(1)    Plus accrued interest, if any, from                     , 2014, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about                     , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	SunTrust Robinson Humphrey

Senior Co-Managers

Barclays	Citigroup	Morgan Stanley

Co-Managers

Credit Agricole CIB	Credit Suisse	Fifth Third Securities
Mizuho Securities	PNC Capital Markets LLC	TD Securities

The date of this prospectus supplement is                     , 2014.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific details regarding this offering and the notes offered hereby. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein as described under “Where You Can Find More Information” in this prospectus supplement. If the description of the offering set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer or solicitation on our behalf or on behalf of the underwriters to subscribe for and purchase any of the notes, and neither this prospectus supplement nor the accompanying prospectus may be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Unless otherwise indicated, references in this prospectus supplement to the terms “Catamaran,” “the Company,” “we,” “us” and “our” refer to Catamaran Corporation and its subsidiaries, except that in the section entitled “Description of the Notes,” these terms refer solely to Catamaran Corporation and not to any of its subsidiaries. References in this prospectus supplement and the accompanying prospectus to “dollars” or “$” are to United States dollars unless specific reference is made to “Canadian dollars” or “Cdn.$.” All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes.

The representations, warranties and covenants made by the Company in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of the Company’s affairs.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also publicly available free of charge at the SEC’s website at http://www.sec.gov. In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces. These filings are available electronically from the Canadian System for Electronic Document Analysis and Retrieval, which we refer to as SEDAR, at the website at http://www.sedar.com.

We make available free of charge most of our SEC filings through our website at http://www.catamaranrx.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. You may also find additional information about Catamaran Corporation and its subsidiaries on our website. None of the information on our website or any other website identified herein is part of this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus. You may also request a copy of our SEC filings at no cost, by writing to or telephoning us at the following:

Catamaran Corporation

1600 McConnor Parkway

Schaumburg, Illinois 60173-6801

Attention: Investor Relations

Telephone: (800) 282-3232

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information incorporated this way is considered to be part of this prospectus supplement, and any information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also allow us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated as being “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement, regardless of when furnished to the SEC. We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering (other than information in such filings that were furnished, under applicable SEC rules, rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Definitive Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Shareholders filed with the SEC on April 1, 2013; and

•	Current Report on Form 8-K filed with the SEC on March 6, 2014.

S-iii

FORWARD-LOOKING STATEMENTS

Certain information in this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and other written or oral statements made from time to time by us, in various filings with regulators, in reports to shareholders and in other communications constitute “forward-looking statements” within the meaning of applicable securities laws. This forward-looking information includes, among other things, information with respect to our anticipated operating results and our objectives and the strategies to achieve those objectives, as well as information with respect to our beliefs, plans, expectations, anticipations, estimates and intentions. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.

Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation:

•	our ability to achieve increased market acceptance for our product offerings and penetrate new markets;

•	our ability to compete successfully;

•	our dependence on, and ability to retain, key customers; customer demands for enhanced services levels or possible loss or unfavorable modification of contracts with our customers;

•	the risks and challenges associated with our PBM partnering agreement with Cigna Corporation due to the size of the client and the complexity and term of the agreement;

•	consolidation in the healthcare industry;

•	our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions;

•	changes in industry pricing benchmarks and continuing market and economic challenges;

•	our ability to maintain our relationships with pharmacy providers, pharmaceutical manufacturers, third-party rebate administrators and suppliers;

•	compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry;

•	our ability to maintain our relationships with suppliers; the outcome of any legal or tax proceeding that has been or may be instituted against us;

•	the existence of undetected errors or similar problems in our software products;

•	potential liability for the use of incorrect or incomplete data;

•	interruption of our operations due to outside sources and breach of our security by third parties;

S-iv

•	our dependence on the expertise of our senior management and other personnel;

•	maintaining our intellectual property rights and litigation involving intellectual property rights;

•	our ability to obtain, use or successfully integrate third-party licensed technology;

•	our ability to accurately forecast our financial results;

•	our level of indebtedness and the covenants and restrictions in the agreements governing our outstanding indebtedness;

•	our access to sufficient capital to fund our future requirements;

•	potential write-offs of goodwill or other intangible assets; and

•	the material weakness identified in our internal control over financial reporting.

This list is not exhaustive of the factors that may affect any of our forward-looking statements and is subject to change.

Additional risks, uncertainties and other factors include those discussed under the heading “Risk Factors” and in documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement and the accompanying prospectus or, in the case of documents incorporated by reference, as of the date of those documents. The Company will not update any forward-looking statements contained herein except as required by law.

MARKET AND INDUSTRY DATA

The data included or incorporated by reference in this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies, published industry sources, reports by market research firms or other published independent sources and estimates based on management’s knowledge and experience in the markets in which we operate. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be reliable as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar industry data included or incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters have independently verified the information or can guarantee the accuracy or completeness of any such information contained or incorporated by reference in this prospectus supplement.

TRADEMARKS

Our registered trademarks in the United States include Catamaran®, RxClaim®, RxExpress®, RxMax® and RxTrack®. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein may also contain trademarks and service marks of other companies.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein. This summary may not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” and the documents incorporated by reference in this prospectus supplement which are described under “Where You Can Find More Information” before making an investment decision.

Our Company

We are a leading provider of pharmacy benefit management, which we refer to as PBM, services and healthcare information technology, which we refer to as HCIT, solutions to the healthcare benefit management industry. Our product offerings and solutions combine a wide range of applications and PBM services designed to assist our customers in reducing the cost and managing the complexity of their prescription drug programs. Our customers include many of the largest organizations in the pharmaceutical supply chain, such as pharmacy benefit managers, managed care organizations, self-insured employer groups, unions, third party health care plan administrators and state and federal government entities.

Our PBM services, which are marketed under the Catamaran PBM brand, include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail pharmacy claims management, specialty pharmacy claims management, Medicare Part D services, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, data access and reporting and information analysis. We also own and operate a network of mail and specialty pharmacies. In addition, we are a national provider of drug benefits to customers under the federal government’s Medicare Part D program.

Our HCIT solutions include RxClaim®, an online transaction processing system that provides instant adjudication of prescription drug claims, RxMax®, our rebate management system, RxTrack®, our data warehouse and analysis system, Zynchros, our suite of on-demand formulary management tools, our pharmacy management system for retail, chain, institutional and mail-order pharmacies, as well as a number of other software products for customers in the pharmaceutical supply chain. Our HCIT solutions are available on a license basis with on-going maintenance and support or on a transaction fee basis using an application service provider model.

Our Industry

We compete against a number of other PBM companies in the United States, including other independent PBMs, such as Express Scripts and MedImpact, PBMs owned by managed care organizations, such as OptumRx (owned by UnitedHealth Group) and Prime Therapeutics (owned by a collection of Blue Cross Blue Shield Plans), and others owned by retail pharmacies, such as CVS Caremark.

We believe the key market factors that influence spending on PBM and HCIT solutions and services by participants in the pharmaceutical supply chain are the amount spent on prescription drugs and the associated volume of prescription drugs dispensed and insurance claims processed each year. According to IMS Health, or IMS, approximately 4.1 billion pharmacy prescriptions were filled in the United States during 2012, representing a retail value in excess of $325 billion. We expect drug utilization rates to continue to rise in future years given the aging population and the effects of healthcare reform. IMS estimates that prescription drug spending could reach $460 billion by 2017 based on the expected increase in the number of people with insurance coverage as a result of the Affordable Care Act. We believe that the current market opportunity for our PBM and HCIT solutions and services in the marketplace is significant and is growing at a rate in excess of the drug utilization rate alone.

Competitive Strengths

We believe that the following competitive strengths are keys to our success:

•	Flexible, customized and independent services: We believe a key differentiator between us and our competitors is not only our ability to provide innovative PBM services, but also to deliver these services on an à la carte basis. The Catamaran suite of PBM services offers the flexibility of broad product choice along the entire PBM continuum, enabling enhanced customer control, solutions tailored to our customers’ specific requirements, and flexible pricing. The market for our products is divided among customers who contract with Catamaran to provide a full-suite of PBM services, large customers that have the sophisticated technology infrastructure and staff required to operate a 24-hour data center and other customers that are not able or willing to operate these sophisticated systems.

Our business model allows customers the flexibility to operate our systems themselves (with or without taking advantage of our significant customization, consulting and systems implementation services) on a fee-per-transaction or subscription basis through application service provider processing from our data center. In other cases, we fully manage a customer’s pharmacy benefit program from claims adjudication through clinical programs and consulting.

•	Leading technology and platform: Our technology is robust, scalable and web-enabled. The platform is able to cross-check multiple processes, such as reviewing claim eligibility, adverse drug reaction and properly calculate member, pharmacy and payor payments on a real-time basis. Our technology is built on flexible, database-driven rule sets and broad functionality applicable for most any type of business. We believe we have one of the most comprehensive claims processing platforms in the market.

Our technology platform allows us to provide customized comprehensive PBM services by offering customers a selection of services to choose from to meet their unique needs. We believe this à la carte offering is a key differentiator from our competitors.

•	Measurable cost savings for customers: We provide our customers with increased control over traditional and specialty prescription drug costs and drug benefit programs. Our pricing model and flexible product offerings are designed to deliver measurable cost savings to our customers. We believe our pricing model is a key differentiator from our competitors for our customers who want to gain control of their prescription drug costs. For customers who select our pharmacy network and manufacturer rebate services on a fixed fee per transaction basis, there is clarity to the rebates and other fees payable by the pharmaceutical manufacturer or third party rebate administrator to the customer. We believe our pricing model together with the flexibility to select from a broad range of customizable services helps customers realize measurable results and cost savings.

•	Strong financial performance and cash flow generation: We have achieved strong financial performance in terms of growth and profitability. For the year ended December 31, 2013, we reported record revenue of $14.8 billion, net income attributable to the Company of $262.2 million and cash provided by operating activities of $475.4 million, which represented increases of 48.7%, 124.7% and 90.4%, respectively, over the year ended December 31, 2012. Our financial position and substantial cash flow have enabled us to make significant prepayments under our senior secured credit facility and pursue strategic growth opportunities such as our October 2013 acquisition of Restat, LLC, which we refer to as Restat. In addition, our limited capital requirements provide us with flexibility and enable us to convert a significant portion of our earnings into free cash flow.

•	Experienced and proven management team: We have a senior management team of industry veterans with a proven track record of generating profitable growth both organically and through successfully identifying and integrating acquisitions, which continues to be an important part of our overall strategy.

Business Strategy

We seek to enhance our position as a leading provider of technology-enabled PBM services to the pharmaceutical supply chain in North America. Our primary strategies are:

•	Expand the breadth of our PBM services for health plans, self-insured employers and government agencies that sponsor pharmacy benefit plans: Within our suite of products, several key initiatives are underway which we believe will help expand our revenue base and make us more competitive in the broader marketplace, including our recently announced service delivery initiative called “The Catamaran Difference,” which we believe will streamline plan design and implementation processes, drive overall client satisfaction and retention rates and enhance our ability to compete for new clients. We combine our scale and claims processing capabilities with a full suite of PBM services to offer competitively priced pharmacy networks, specialty drug and mail order programs, manufacturer rebate contracts and clinical programs to enable our customers to have more control over their drug spending. With our diversified product portfolio and the market demand for greater transparency in pricing of prescription drugs, we believe we are in an attractive market environment to continue our track record of growth.

•	Target Fortune 500 employers: With the consolidation of the PBM industry, these large employers have fewer choices and often require customized solutions. We believe that our scale and flexible approach position us well in this attractive market.

•	Provide additional PBM services to our existing payor customer base: We intend to continue to cross-sell additional services to our existing customers through our suite of PBM products which include our mail and specialty pharmacy services, as well as our competitive pharmacy network and clinical offerings. We may also make capital investments in technology to further improve the quality of our products. By providing a broader range of services, we believe that we can increase our customer base and the breadth of products utilized by each customer, thereby increasing our revenue base.

•	Target HCIT clients for “pull-through” PBM sales opportunities: We have been successful in working with current HCIT clients to provide PBM services, such as the retail pharmacy network and formulary administration. We will continue to pursue “pull-through” opportunities with existing HCIT clients as part of our organic growth strategy.

•	Target large public sector fee-for-service opportunities: Based on the success we have had to date with public sector opportunities, we intend to continue to sell additional services to state, federal, and provincial Medicaid plans. We sell PBM technology solutions to support pharmacy claims processing, Medicaid rebate management, and sophisticated pharmacy claims prior authorization workflow and processing, among other services.

•	Continue to target Medicare Part D opportunities: We have expanded our presence in the Medicare Part D market and continue to develop compliance, clinical and information technology capabilities to effectively manage the dynamic nature of this market.

•	Aggressively pursue large health plan technology upgrades: Our goal is to be the industry’s leading provider of tools, technology and services to help our customers better manage pharmacy programs, and in turn, to reduce the cost of drug delivery and enhance the healthcare experience for their plan members.

•	Pursue strategic acquisition opportunities: We actively evaluate opportunities to expand our product offerings and customer base through strategic acquisitions, such as our July 2012 merger with Catalyst Health Solutions, Inc., which we refer to as the Catalyst Merger, and our October 2013 acquisition of Restat. Our acquisition strategy focuses on identifying acquisition opportunities that expand our core footprint in the PBM market, add new products and services in potential high growth areas and provide additional scale in areas such as specialty pharmacy management, oncology or public sector pharmacy (including state Medicaid). We believe that our management team’s proven ability to successfully identify acquisition opportunities that are complementary and synergistic to our business and to integrate them into our existing operations with minimal disruption has played, and will continue to play, an important role in the expansion of our business.

•	Continue to expand and adapt capabilities to create opportunities related to healthcare reform: We are working with emerging co-ops and qualified health plans to support healthcare reform. In addition, we are developing new paradigms to support healthcare delivery reform, which include accountable care organizations and dual demonstration projects. We are also examining emerging reimbursement reforms and adapting new approaches that make pharmacy benefits affordable, manageable and performance-oriented. Finally, we intend to continue to develop the technology and other resources to track consumers across public and private insurance exchanges, to manage requirements and to document the pharmacy performance against payment and quality standards. We believe that healthcare reform will create growth opportunities as expansion of coverage is implemented.

•	Continue to evolve and expand the specialty offering: We will continue to invest in development of effective cost management programs for our specialty pharmacy services. In addition, we will continue to develop clinical and reporting capabilities to help drive pharmacy and physician referrals.

•	Broaden our services, technology and markets through next generation growth opportunities: We continue to pursue next generation growth opportunities through proprietary development of new technology applications, application of predictive and prescriptive analytics and new PBM services. We currently have a number of tools that facilitate coordination of benefits, e-prescribing and other electronic health record keeping. In addition, we apply advanced analytics to encourage healthy behavior at the member level and to identify opportunities for prospective clients and clients to engage with us.

Recent Developments

On June 10, 2013, Cigna Corporation (NYSE: CI), which we refer to as Cigna, announced that it had selected us to be its exclusive pharmacy benefit partner in a strategic 10-year agreement to service the more than 8 million Cigna members. The two organizations will partner on sourcing, fulfillment and clinical services. The partnership combines Cigna’s significant clinical management and customer engagement capabilities with our innovative technology solutions, while seeking to leverage the two companies’ scale for network choice and efficient procurement to deliver value to Cigna’s clients and members. We anticipate that gross profit percentage related to the Cigna contract will be significantly lower than historical gross profit percentages due to the related transaction volume.

On October 1, 2013, we completed the acquisition of Restat, a privately held PBM based in Milwaukee, Wisconsin, for a purchase price of $409.5 million in cash subject to certain customary post-closing adjustments. The purchase price was funded from our existing cash balance and $350.0 million in borrowings under our senior secured revolving credit facility. The acquisition provides us the opportunity to bring our full-suite of technology and clinical services to Restat’s clients, including mail order and specialty pharmacy services.

Corporate Information

In July 2012, following the completion of the Catalyst Merger, we changed the name and brand for the combined company from “SXC Health Solutions Corp.” to “Catamaran Corporation.” Catamaran Corporation is a corporation organized under the Business Corporations Act of the Yukon Territory, Canada. Our common shares are listed on the NASDAQ Global Market under the symbol “CTRX” and on the Toronto Stock Exchange under the symbol “CCT.” Our principal executive offices are located at 1600 McConnor Parkway, Schaumburg, Illinois 60173-6801. Our telephone number is 800-282-3232. Our website is located at http://www.catamaranrx.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about the notes. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities and Guarantees.” In this “The Offering” summary, unless otherwise indicated, the terms “Catamaran,” “the Company,” “we,” “us” and “our” refer solely to Catamaran Corporation and not to any of its subsidiaries.

Issuer	Catamaran Corporation.

Notes Offered	$500,000,000 aggregate principal amount of % Senior Notes due 2021, which we refer to in this prospectus supplement as the “notes.”

Maturity	, 2021.

Interest Payment Dates	We will pay interest on the notes on and of each year, or the first business day thereafter if such date is not a business day, commencing on , 2014.

Interest Rate	The notes will bear interest at % per year.

Subsidiary Guarantees	All payments with respect to the notes (including principal and interest) will be jointly and severally and fully and unconditionally guaranteed by each of our existing and future wholly-owned subsidiaries that guarantees obligations under our senior secured credit facility or certain other future material indebtedness, which we refer to in this prospectus supplement as the “subsidiary guarantors.” Each of the guarantees may be released upon the occurrence of certain customary circumstances described in “Description of the Notes—Subsidiary Guarantees” in this prospectus supplement.

Ranking	The notes and the subsidiary guarantees will be our and the subsidiary guarantors’ senior unsecured obligations, respectively, and will rank equally in right of payment with all our and the subsidiary guarantors’ existing and future senior unsecured indebtedness, respectively, including all other senior notes issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. The notes and the subsidiary guarantees will be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, including indebtedness under our senior secured credit facility, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations (including trade payables) of our non-guarantor subsidiaries. In addition, the notes and the subsidiary guarantees will be senior in right of payment to any of our or the subsidiary guarantors’ future subordinated indebtedness.

As of December 31, 2013, after giving effect to this offering and the use of the net proceeds therefrom in the manner described in “Use of Proceeds”:

•	we would have had approximately $1,487.5 million of total debt outstanding, on a consolidated basis, including capital lease obligations but excluding intercompany liabilities;

•	we would have had approximately $987.5 million of secured debt outstanding, on a consolidated basis, all of which was incurred under the senior secured credit facility and will be effectively senior to the notes to the extent of the value of the collateral securing such indebtedness;

•	we would have had commitments available to be borrowed under the senior secured credit facility of $799.0 million (after giving effect to $1.0 million of outstanding letters of credit under the senior secured credit facility);

•	our non-guarantor subsidiaries would have had $135.0 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which will be structurally senior to the notes; and

•	our non-guarantor subsidiaries represented in the aggregate approximately 4.5% of our consolidated total assets.

Optional Redemption	We may redeem some or all of the notes at any time prior to the scheduled maturity of the notes at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium. See “Description of the Notes—Optional Redemption.”

Change of Control Offer	If we experience a “Change of Control Triggering Event” (as defined in “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event”), we will be required, unless we have exercised our option to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Covenants	We will issue the notes under an indenture with Wilmington Trust, National Association, as trustee. The indenture relating to the notes will, among other things, limit our ability and the ability of our subsidiaries to incur liens; enter into sale and leaseback transactions; and consolidate, merge or sell all or substantially all of our or their assets, as applicable.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of the Notes.”

The indenture relating to the notes will not include covenants limiting our ability and the ability of our restricted subsidiaries to incur unsecured debt, pay dividends or make other distributions, make loans and investments, sell or otherwise dispose of assets or enter into transactions with affiliates.

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” or its nominee. See “Description of the Debt Securities and Guarantees—Book-Entry Issuance and Global Securities.”

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $491.5 million from this offering. We intend to use the net proceeds of this offering to repay $300.0 million of our outstanding borrowings under our revolving credit facility. We intend to use the remainder of the net proceeds of this offering for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Absence of a Market for the Notes	The notes are new securities and there is currently no established market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making with respect to the notes without notice. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system. We cannot assure you as to the development or liquidity of any market for the notes.

Governing Law	The notes and the subsidiary guarantees will be, and the indenture is, governed by the laws of the State of New York.

Trustee, Registrar and Paying Agent	Wilmington Trust, National Association

Risk Factors	Investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-12 of this prospectus supplement, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary historical consolidated financial data. The summary consolidated financial data as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 have been derived from our audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement. The summary consolidated financial data as of December 31, 2011 have been derived from our Annual Report on Form 10-K for the year ended December 31, 2012, which is not included or incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of the results that may be expected for any future period. This summary consolidated financial data should be read in conjunction with our audited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2013. See “Where You Can Find More Information.”

	For the Year Ended December 31,
	2011 (1)	2012 (2)	2013 (3)
	(in thousands, except ratios)
Statement of Operations Data:
Revenue	$4,975,496	$9,940,120	$14,780,094
Cost of revenue	$4,666,008	$9,206,744	$13,654,449

Gross profit	309,488	733,376	1,125,645
Operating income	140,571	217,019	443,768
Interest and other expense, net	2,277	26,682	41,626
Income tax expense	46,508	69,316	103,483
Net income	91,786	121,021	298,739
Less net income attributable to non-controlling interest	—	4,363	36,569

Net income attributable to Catamaran	$91,786	$116,658	$262,170

Balance Sheet Data (at end of period):
Cash and cash equivalents	$341,382	$370,776	$387,241
Total assets	1,050,307	7,385,127	7,995,763
Property, plant and equipment, net	21,658	105,201	197,007
Long-term debt	—	1,132,153	1,215,363
Total debt	—	1,173,403	1,265,363
Total shareholders’ equity	671,038	4,607,108	4,908,490
Non-controlling interest	—	2,753	3,008
Total equity	$671,038	$4,609,861	$4,911,498

Statement of Cash Flows Data:
Cash flows from operating activities	$94,668	$249,733	$475,421
Cash flows from investing activities	(89,515)	(1,605,941)	(497,704)
Cash flows from financing activities	14,944	1,385,616	38,847
Depreciation of property and equipment	9,492	20,234	42,232
Amortization of intangible assets	16,385	130,116	203,192
Purchases of property and equipment	9,690	40,236	128,842

Other Financial Data:
EBITDA (4)	$166,448	$362,730	$651,096
Adjusted EBITDA (4)	$175,893	$380,397	$676,658
Ratio of earnings to fixed charges (5)	35.20x	6.89x	8.18x
Ratio of total debt to Adjusted EBITDA (6)	—	3.15x	1.90x
Ratio of Adjusted EBITDA to interest expense	92.38x	14.72x	17.30x
Ratio of total debt as % of total capitalization (7)	—	20.7%	20.8%

(1)	In October 2011, we completed the acquisitions of PTRx, Inc. and SaveDirectRx, Inc. for $77.2 million in cash, subject to customary working capital adjustments, with an additional $4.5 million potential earn-out payment subject to the achievement of certain financial performance targets through 2012.

(2)	In January 2012, we completed the acquisition of all of the outstanding equity interests of HealthTran LLC, a full-service PBM, in exchange for $250 million in cash, subject to certain customary post-closing adjustments.

In May 2012, we completed a public offering of 12.0 million of our common shares at a price to the public of $45.30 per share. The net proceeds from the offering were approximately $519.1 million, after deducting the underwriting discounts and commissions and offering expenses. We used the net proceeds from the offering to pay a portion of the cash component of the Catalyst Merger consideration and to pay certain related fees and expenses and used the balance for general corporate purposes.

On July 2, 2012, we completed the Catalyst Merger. Each share of Catalyst common stock outstanding immediately prior to the effective time of the Catalyst Merger (other than shares owned by Catalyst or us or any of their or our respective wholly-owned subsidiaries) was converted into the right to receive 1.3212 Company common shares (0.6606 of a Company common share prior to the October 2012 two-for-one stock split) and $28.00 in cash. This resulted in the issuance of approximately 66.8 million of our common shares, the assumption of 0.5 million Catalyst warrants and payment of $1.4 billion in cash to former Catalyst stockholders.

In September 2012, we executed a two-for-one stock split effected by a stock dividend on our issued and outstanding common shares. All share data presented herein have been adjusted to reflect this stock split.

(3)	In October 2013, we completed the acquisition of Restat, LLC, a privately held pharmacy benefit manager based in Milwaukee, Wisconsin, for a purchase price of $409.5 million in cash subject to certain customary post-closing adjustments. The purchase price was funded from cash on hand and $350.0 million in borrowings under our revolving credit facility.

(4)	EBITDA is a “non-GAAP measure” as defined in the SEC rules that management believes is a useful supplemental measure of operating performance. EBITDA consists of net income prior to amortization, depreciation, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. Management believes it is useful to exclude amortization, depreciation, interest expense and other expense, net, as these are essentially fixed amounts that cannot be influenced by management in the short term. Management believes that EBITDA provides useful supplemental information to management and investors regarding the performance of our business operations and facilitates comparisons to our historical operating results. Management also uses EBITDA internally for forecasting and budgeting purposes as it believes that EBITDA is indicative of our core operating results. Note, however, that EBITDA is a performance measure only and does not provide any measure of our cash flow or liquidity.

Adjusted EBITDA is a “non-GAAP measure” as defined in the SEC rules and consists of EBITDA plus stock-based compensation expense. Adjusted EBITDA is used for internal management purposes to measure compliance with the consolidated leverage ratio and consolidated senior secured leverage ratio covenants in our senior secured credit facility. The credit agreement that governs our senior secured credit facility and the indenture that will govern the notes offered hereby permit us to make adjustments in calculating “EBITDA” as defined in and pursuant to such agreements which may permit us to exclude other charges and expenses and make other adjustments beyond the adjustments reflected in Adjusted EBITDA.

EBITDA and Adjusted EBITDA do not have standardized meanings prescribed by GAAP. Our method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure.

The following is a reconciliation of our reported net income to EBITDA and Adjusted EBITDA for the years ended December 31, 2013, 2012 and 2011.

	For the Year Ended December 31,
	2011	2012	2013
		(in thousands)
Net income attributable to Catamaran (GAAP)	$91,786	$116,658	$262,170
Add:
Amortization and intangible assets	16,385	130,116	203,192
Depreciation of property and equipment	9,492	20,234	42,232
Interest and other expense, net	2,277	26,682	41,626
Income tax expense	46,508	69,316	103,403
Adjustments related to non-controlling interest	—	(276)	(1,527)

EBITDA	$166,448	$362,730	$651,096
Add:
Stock-based compensation	9,445	17,667	25,562

Adjusted EBITDA	$175,893	$380,397	$676,658

(5)	For purposes of calculating our ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes and non-controlling interest, less the earnings from unconsolidated entities under the equity method of accounting, plus fixed charges. Fixed charges include interest expense and that portion of rental expense we deem to represent interest (which we estimate to be one-third of rental expense). Our earnings and fixed charges include the earnings and fixed charges of Catamaran Corporation and its subsidiaries considered as one enterprise. After giving pro forma effect to the issuance and sale of the notes offered hereby and the use of net proceeds therefrom in the manner described in “Use of Proceeds,” the ratio of earnings to fixed charges for the year ended December 31, 2013 would have been 5.81x.

(6)	Total debt excludes unamortized debt discount of $26.6 million at December 31, 2012 and $22.1 million at December 31, 2013.

(7)	Total capitalization consists of total debt (excluding unamortized debt discount of $26.6 million at December 31, 2012 and $22.1 million at December 31, 2013) and shareholders’ equity attributable to Catamaran. The ratio of total debt to total capitalization is a measure of debt leverage. Reconciliations to total shareholders’ equity attributable to Catamaran are provided below:

	For the Year Ended December 31,
	2011	2012	2013
		(in thousands)
Total shareholders’ equity	$671,038	$4,607,108	$4,908,490
Total debt (excludes unamortized debt discount)	—	1,200,000	1,287,500
Total capitalization	$671,038	$5,807,108	$6,195,990

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. The risk factors described below may be updated from time to time by our filings with the SEC under the Exchange Act that we incorporate by reference herein. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. See “Forward-Looking Statements.”

Risks Related to Our Business

Our future growth is dependent on further market acceptance and increased market penetration of our products.

Our business model depends on our ability to sell our products and services. Achieving increased market acceptance of our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the pharmaceutical supply chain. Additionally, payors, which may have invested substantial resources in other methods of conducting business and exchanging information, may be reluctant to purchase our products and services.

We cannot be assured that payors will purchase our products and services. If we fail to achieve broad acceptance of our products and services by payors, and other healthcare industry participants, or if we fail to position our services as a preferred method for information management and pharmaceutical healthcare delivery, our business, financial condition, and results of operations will be materially adversely affected.

The electronic healthcare information market is rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of our offerings. We expect that additional companies will continue to enter this market. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, products and services. Because the markets for our products and services are evolving, we are not able to predict the size and growth rate of the markets with any certainty. We cannot be assured that the markets for our products and services will continue to grow or, if they do, that they will be strong and continue to grow at a sufficient pace. If markets fail to grow, grow more slowly than expected or become saturated with competitors, our business, financial condition, and results of operations could be materially adversely affected.

Competition in our industry is intense and could reduce or eliminate our profitability.

The PBM industry is very competitive. If we do not compete effectively, our business, results of operations, financial condition or cash flows could suffer. The industry is highly consolidated and dominated by a few large companies with significant resources, purchasing power, and other competitive advantages, which we do not have. A limited number of firms, including national PBM companies, such as Express Scripts Holding Company and CVS Caremark Corporation have significant market share of the prescription volume, and recent PBM merger activity may further increase the market share of our competitors. Our competitors also include drug retailers, physician practice management companies, and insurance companies/health maintenance organizations. We may also experience competition from other sources in the future. PBM companies compete primarily on the basis of price, service, reporting capabilities and clinical services. In most cases, our competitors are large, profitable, and well-established companies with substantially greater financial and marketing resources than our resources. Some of our services, such as disease management services, informed decision counseling services and medical information management services, also compete with those being offered by pharmaceutical manufacturers, specialized disease management companies, and information service providers. We may also experience competition from other sources in the future.

We are dependent on key customers.

We generate a significant portion of our revenue from a small number of customers. In June 2013, we entered into a ten-year strategic PBM partnering agreement with Cigna to provide PBM services to Cigna’s clients and members. Cigna is our largest customer and will continue to account for a significant portion of our total revenue. See the below risk factor for additional risks specific to this customer.

Although we continually seek to diversify our customer base, we may be unable to offset the effects of an adverse change in one of our key customer relationships. For example, if our existing customers elect not to renew their contracts with us at the expiry of the current terms of those contracts, or reduce the level of service offerings we provide thereunder, our recurring revenue base will be reduced, which could have a material adverse effect on our results of operations. Furthermore, we sell most of our computer software and services to PBM organizations, Blue Cross/Blue Shield organizations, managed care organizations and retail/mail-order pharmacy chains. If the healthcare benefits industry or our customers in the healthcare benefits industry experience problems, they may curtail spending on our products and services and our business and financial results could be materially adversely affected. For example, we may suffer a loss of customers if there is any significant consolidation among firms in the healthcare benefits industry or other participants in the pharmaceutical supply chain, if demand for pharmaceutical claims processing services should decline or if the financial condition of any of our customers otherwise deteriorates.

Many of our clients put their contracts out for competitive bidding prior to expiration. Competitive bidding requires costly and time-consuming efforts on our behalf and, even after we have won such bidding processes, we can incur significant expenses in proceedings or litigation contesting the adequacy or fairness of these bidding processes. We could lose clients if they cancel their agreements with us, if we fail to win a competitive bid at the time of contract renewal, if the financial condition of any of our clients deteriorates or if our clients are acquired by, or acquire, companies with which we do not have contracts. Over the past several years, self-funded employers, third-party administrators and other managed care companies have experienced significant consolidation. Consolidations by their very nature reduce the number of clients who may need our services. A client involved in a merger or acquisition by a company that is not a client of ours may not renew, and in some instances may terminate, its contract with us. Our clients have been and may continue to be, subject to consolidation pressure.

Our contract with Cigna exposes us to several risks and challenges due to the size of the client and the complexity and long-term nature of the agreement.

As mentioned above, in June 2013, we entered into a ten-year strategic PBM partnering agreement with Cigna to provide PBM services to Cigna’s clients and members. Cigna is our largest customer and continue to account for a significant portion of our total revenue. For the year ended December 31, 2013, Cigna accounted for 23% of our total revenue. As a result, our recurring revenue base could be significantly impacted by any adverse trends in Cigna’s business. For example, if Cigna were to exit portions of its business or lose major clients, our results of operations would be adversely affected.

The implementation of the Cigna contract is the largest and most complex implementation we have ever undertaken. We are required under the Cigna contract to devote a sufficient amount of personnel, systems, equipment, technology and other resources as are necessary to ensure a timely and successful implementation, which will require us to incur significant up-front costs. In addition, due to the amount of resources dedicated to the Cigna implementation, our ability to successfully bid for and implement other new customer contracts and integrate acquisitions of other businesses may be adversely affected. If we fail to implement the Cigna contract successfully and in a timely manner, or if as a result of resource constraints, we fail to properly implement other new customer contracts, we may face significant penalties that will adversely affect our financial results. Further, even if we successfully migrate the Cigna business to Catamaran, there can be no assurance that the Cigna contract will result in the realization of the expected revenue contribution or cost synergies, or that any realized benefits will be achieved within the anticipated timeframe or an otherwise reasonable period of time.

Additionally, if we fail to meet the service levels in the contract we may face penalties that will adversely affect our results of operations. Due to the duration of the Cigna contract if we are unable to meet the pricing guarantees in the future it will impact our profitability. With the increased competition and consolidation within our industry, we may be subject to reduced discounts on the cost of pharmaceuticals which could adversely impact our margins we earn from the Cigna contract.

Under certain circumstances, Cigna may terminate the agreement, in whole or in part, prior to the end of the ten-year term and/or terminate the performance of PBM services with respect to certain Cigna health plans, affiliates and/or clients. The termination, in whole or in part, or adverse modification of the Cigna agreement without replacing it on comparable terms with a different counterparty, which may not be available, could have a material adverse effect on our business and financial condition. Further, a reduction in the scope of PBM services provided under the Cigna contract or the exclusion of one or more large Cigna health plans, affiliates and/or clients could result in declines in revenues unless replaced with new business or otherwise cause harm to our reputation, resulting in stock price declines and other adverse effects.

Demands by our customers for enhanced service levels or possible loss or unfavorable modification of contracts with our customers could negatively affect our profitability.

As our customers face the continued rapid growth in prescription drug costs, they may demand additional services and enhanced service levels and/or lower prices to help mitigate the increase in spending. Additionally, increasing downward pressure of federal and state reimbursements for pharmaceuticals and other medical services may cause our customers to demand lower fees, and changes in existing, or the adoption of new, laws or regulations relating to purchase discount and rebate arrangements with pharmaceutical manufacturers, or to formulary management or other PBM services, could also reduce the discounts or rebates we receive. Further, we operate in a very competitive environment, and as a result, may not be able to increase our fees to compensate for these increased services. Accordingly, margin pressure resulting from these trends could negatively affect our profitability.

Due to the term of our contracts with customers, if we are unable to renew those contracts at the same service levels previously provided, or at all, or replace any lost customers, our future business and results of operations would be adversely affected.

Our contracts with customers generally do not have terms longer than three years and, in some cases, are terminable by the customer on relatively short notice. Our larger customers generally seek bids from other PBM providers in advance of the expiration of their contracts. In addition, we believe the managed care industry is undergoing substantial consolidation, and another party that is not our customer could acquire some of our managed care customers. In such a case, the likelihood such customer would renew its PBM contract with us could be reduced, and the likelihood of a reduction in services would increase.

Consolidation in the healthcare industry could materially adversely affect our business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thereby decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. In the past, we have lost customers as a result of industry consolidation. In addition, industry participants may try to use their market power to negotiate price reductions for our products and services. Further, consolidation of management and billing services through integrated delivery systems may decrease demand for our products. If we are forced to reduce prices as a result of either an imbalance of market power or decreased demand for our products, revenue would be reduced and we could become significantly less profitable.

Our business strategy of expansion through acquisitions may result in unexpected integration costs and challenges, loss of acquired business and/or dilution to existing shareholders.

We look to the acquisition of other businesses, such as the Merger with Catalyst, and acquisitions of National Medical Health Card Systems, Inc. (“NMHC”), MedfusionRx, PTRX, SaveDirectRx, HealthTran and Restat as a way to achieve our strategy of expanding our product offerings and customer base. The successful implementation of this acquisition strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate the acquired company’s operations and technology successfully with our own, and maintain the goodwill of the acquired business. We are unable to predict whether or when we will be able to identify any suitable additional acquisition candidates or the likelihood that any potential acquisition will be completed. It is also possible that a potential acquisition will be dilutive to existing shareholders. In addition, while we believe we have the experience and know-how to integrate acquisitions, such efforts entail significant risks including, without limitation:

•	a diversion of management’s attention from ongoing business concerns;

•	failure to successfully integrate the operations, services, products and personnel of an acquired company;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	failure to realize expected synergies from an acquired company;

•	possible inconsistencies in standards, controls, procedures and policies among the companies being combined or assimilated, which would make it more difficult to implement and harmonize company-wide financial, accounting, billing, information technology and other systems;

•	possible difficulties maintaining the quality of products and services that acquired companies have historically provided;

•	required amortization of the identifiable intangible assets of an acquired business, which will reduce our net income in the years following its acquisition, and also require a reduction of our net income in future years if we were to experience an impairment of goodwill or other intangible assets attributable to an acquisition;

•	the potential loss of key employees or customers from either our current business or the business of the acquired company;

•	possible difficulties coordinating businesses located in different geographic regions; and

•	the assumption of significant and/or unknown liabilities of the acquired company.

Our future success depends upon the ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

An important part of our business strategy is to expand the scope of our operations, both organically and through acquisitions. We cannot be certain that our systems, procedures, controls, and space will be adequate to support expansion of our operations, and we may be unable to expand and upgrade our systems and infrastructure to accommodate any future growth. Growth in operations will place significant demands on our management, financial and other resources. Our future operating results will depend on the ability of our management and key employees to successfully manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. Our inability to finance future growth, manage future expansion or hire and retain the personnel needed to manage our business successfully could have a material adverse effect on our business, financial condition and results of operations.

Changes in the industry pricing benchmarks could adversely affect our financial performance.

Contracts in the prescription drug industry, including our contracts with our retail network pharmacies and with our PBM customers, have traditionally used certain published benchmarks to establish pricing for prescription drugs. These benchmarks include Average Wholesale Price (“AWP”), Average Sales Price (“ASP”), Average Manufacturer Price (“AMP”), Wholesale Acquisition Cost, and Direct Price. Most of our contracts with pharmacies and customers historically utilized the AWP standard. Class action litigation settlements occurring in March 2009 with the two primary entities that publish AWP , have raised uncertainties as to whether payors, pharmacy providers, PBMs and others in the prescription drug industry will continue to utilize AWP as it has previously been calculated or whether other pricing benchmarks will be adopted for establishing prices within the industry.

Further, changes in the reporting of any applicable pricing benchmarks, including the introduction of a new pricing benchmark in place of AWP, or in the basis for calculating reimbursements proposed by the federal government and certain states, and other legislative or regulatory adjustments that may be made regarding the reimbursement of payments for drugs by Medicaid and Medicare, including CMS’s proposed retail survey-based alternative to AWP, could impact our pricing to customers and other payors and could impact our ability to negotiate discounts with manufacturers, wholesalers, or retail pharmacies. In some circumstances, such ongoing legislative and regulatory changes could also impact the reimbursement that we receive in our mail and specialty pharmacies or that we receive from Medicare or Medicaid programs for drugs covered by such programs and from managed care organizations that contract with government health care programs to provide prescription drug benefits. In addition, it is possible that payors and pharmacy providers will disagree with the use or application of the changes we have put in place or begin to evaluate other pricing benchmarks as the basis for contracting for prescription drugs and PBM services in the future, and the effect of this development on our business cannot be predicted at this time. Due to these and other uncertainties, we can give no assurance that the short or long-term impact of changes to industry pricing benchmarks will not have a material adverse effect on our financial performance, results of operations and financial condition in future periods.

If we lose our relationship, or our relationship otherwise changes in an unfavorable manner, with one or more key pharmacy providers, or if significant changes occur within the pharmacy provider marketplace, or if other issues arise with respect to our pharmacy networks, our business could be impaired.

Our operations are dependent to a significant extent on our ability to obtain discounts on prescription purchases from retail pharmacies that can be utilized by our clients and their members. Our contracts with retail pharmacies, which are non-exclusive, are generally terminable by either party on short notice. If one or more of our top pharmacy chains elects to terminate its relationship with us, or if we are only able to continue our relationship on terms less favorable to us, access to retail pharmacies by our clients and their health plan members, and consequently our business, results of operations, financial condition or cash flows could suffer. In addition, several large retail pharmacy chains either own or have strategic alliances with PBMs or could attempt to acquire or enter into these kinds of relationships in the future. Ownership of, or alliances with, PBMs by retail pharmacy chains, particularly large pharmacy chains, could have material adverse effects on our relationships with those retail pharmacy chains, particularly the discounts they are willing to make available, and on our business, results of operations, financial condition and cash flows.

If we lose relationships with one or more key pharmaceutical manufacturers or third-party rebate administrators or if rebate payments we receive from pharmaceutical manufacturers and rebate processing service providers decline, our business, results of operations, financial condition or cash flows could be negatively impacted.

We receive fees from our clients for administering a rebate program with pharmaceutical manufacturers based on the use of selected drugs by members of health plans sponsored by our clients, as well as fees for other programs and services. We believe our business, results of operations, financial condition or cash flows could suffer if:

•	we lose relationships with one or more key pharmaceutical manufacturers or third-party rebate administrators;

•	we are unable to finalize rebate contracts with one or more key pharmaceutical manufactures in the future, or are unable to negotiate interim arrangements;

•	rebates decline due to the failure of our health plan sponsors to meet market share or other thresholds;

•	legal restrictions are imposed on the ability of pharmaceutical manufacturers to offer rebates or purchase our program services;

•	pharmaceutical manufacturers choose not to offer rebates or purchase our programs or services; or

•	rebates decline to contract branded products losing their patients.

Over the next few years, as patents expire covering many brand name drugs that currently have substantial market share, generic products will be introduced that may substantially reduce the market share of these brand name drugs. Historically, manufacturers of generic drugs have not offered formulary rebates on their drugs. Our profitability could be adversely affected if the use of newly approved, brand name drugs added to formularies, does not offset any decline in use of brand name drugs whose patents expire.

Failures in compliance or changes in laws or regulations in the healthcare industry could adversely affect our business.

The healthcare industry is highly regulated and is subject to changing political, economic, and regulatory influences. For example, the Balanced Budget Act of 1997 (Public Law 105-32) contained significant changes to Medicare and Medicaid and had an impact for several years on healthcare providers’ ability to invest in capital intensive systems. In addition, the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-191) (“HIPAA”), as amended by the 2009 Health Information Technology for Economic and Clinical Health Act (Public Law 111-5) (“HITECH”), and Canadian privacy statutes directly impact the healthcare industry by requiring various security and privacy measures in order to ensure the protection of patient health information. Over the years, the government has become increasingly involved in healthcare issues, and healthcare related legislation continues to impact the industry and impose compliance obligations on the industry, including, for example, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Public Law 108-173) (“Medicare Modernization Act” or “MMA”), which introduced the Medicare Part D benefit, effective January 1, 2006; the Deficit Reduction Act of 2005 (Public Law 109-171) (“DRA”); the Medicare Improvements for Patients and Providers Act of 2008 (Public Law 110-275) (“MIPPA”); the American Recovery and Reinvestment Act of 2009; the Patient Protection and Affordable Care Act (Public Law 111-148) (“PPACA”); and the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), which amended the PPACA (collectively, the “Health Care Reform Laws”). In addition, other U.S. initiatives at both the federal and state levels could lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. Further, existing laws and regulations are subject to changing interpretation by courts, regulatory agencies, and enforcement by agency officials. PBMs have also increasingly become the target of federal and state litigation over alleged practices relating to prescription drug switching, soliciting and receiving unlawful remuneration, handling of rebates, and fiduciary duties, among others.

These healthcare law developments and compliance obligations affect PBMs directly, and also impact the purchasing practices and operation of healthcare organizations. For example, the Health Care Reform Laws impose new transparency requirements on PBMs, and CMS issued a final rule implementing these requirements in April 2012. Among other requirements, the new transparency regulations require PBMs to report certain data to the Medicare Part D plan sponsor, who in turn must provide such information to CMS, including, for example, the total number of prescriptions that were dispensed, the aggregate rebates and discounts received by the PBM and attributable to patient utilization under the plan, the percentage of all prescriptions that were provided through retail pharmacies compared to mail pharmacies, and the aggregate amount of rebates received by the PBM and passed through to a Medicare Part D sponsor.

The Health Care Reform Laws also contain programs to reform or amend the U.S. healthcare system and to change healthcare financing and reimbursement systems. These reforms are expected to increase the number of individuals who have health insurance coverage and expand the market for pharmaceutical products. However, healthcare industry participants may also respond by reducing their investments or postponing investment decisions, including investments in our product offerings. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, and we cannot ensure that we will not be subject to legislative review nor can we predict the effect of possible future legislation and regulation on our business, financial condition and results of operations.

The workers’ compensation industry is also highly regulated and subject to various political, economic and regulatory influences. State Departments of Insurance in many key states have set forth maximum state fee schedules for workers’ compensation provider reimbursement. These maximum fee schedules may be reduced by regulators at any time to the detriment of PBMs and providers. Any willing provider statutes are also significant in workers’ compensation because non-network pharmacies may seek reimbursement at rates higher than Company contracted pharmacies, thereby driving up reimbursement costs. Moreover, while the Company believes that all in-network pharmacies should be reimbursed at contracted rates, many providers and third-party billers believe that such reimbursement should be at the higher of the state maximum fee schedule or the contracted rates. If the positions of such providers and third-party billers are held valid, the Company may be subject to significant economic risk.

Additionally, we hold a number of federal and state licenses which are necessary to conduct our business. With our acquisition of MedfusionRx and its specialty pharmacies in December 2010, additional state regulations became applicable to us. Various aspects of the specialty pharmacy business are governed by state laws and regulations not previously applicable to us or which may now be applicable in different ways. Significant sanctions may be imposed for violations of these laws and compliance programs are a significant operational requirement of our business. There are significant uncertainties involving the application of many of these legal requirements to us. Accordingly, we may be required to incur additional administrative and compliance expenses in determining the applicable requirements and in adapting our compliance practices, or modifying our business practices, in order to satisfy changing interpretations and regulatory policies. Failure to comply with requirements of our state and federal licenses could result in the loss of such licenses which could adversely affect our business.

Government efforts to reduce health care costs and alter health care financing practices could lead to a decreased demand for our services or to reduced rebates from manufacturers.

The Health Care Reform Laws and other proposals considered by Congress related to health care, could impact PBMs directly (e.g., requiring disclosure of information about pricing and product switches) or indirectly (e.g., modifying reimbursement rates for pharmaceutical manufacturers participating in government programs).

The Health Care Reform Laws and other health care related proposals and related regulations may increase government involvement in healthcare and regulation of PBM, pharmacy services and managed care plans, or otherwise change the way we do business. Some of these initiatives would, among other things, require that health plans members have greater access to drugs not included on a plan’s formulary and give health plan members the right to sue their health plans for malpractice when they have been denied care. Health plan sponsors may react to the Health Care Reform Laws or other health care related proposals, and the uncertainty surrounding them, by cutting back or delaying the purchase of our PBM services, and manufacturers may react by reducing rebates or reducing supplies of certain products. These proposals could lead to a decreased demand for our services or to reduced rebates from manufacturers. We cannot predict what effect, if any, these proposals may have on our businesses. PBMs have been subject in recent years to enhanced political scrutiny for entering into agreements with manufacturers to allegedly limit access to generic products and for allegedly contributing to over-utilization and off-label use of some antipsychotic drugs. This enhanced scrutiny may result in increased audits or examination of the PBM industry. Further, in its FY 2013 Workplan, the HHS Office of Inspector General (“OIG”) has indicated an intent to focus on PBMs, with plans to (i) review the rebates collected by Medicare Part D sponsors and PBMs and analyze whether there are any discrepancies between the rebate amounts negotiated between PBMs and manufacturers and the actual rebates paid and (ii) assess Medicare Part D sponsors’ abilities to oversee the ways in which PBMs carry out their responsibilities to administer their formularies and manage prescription drug use. Other legislative or market-driven changes in the healthcare system that we cannot anticipate could also materially adversely affect our business, financial condition and results of operations.

We are subject to potential lawsuits under ERISA and the potential liabilities associated with being found to be a fiduciary of a health plan governed by ERISA.

As a service provider to ERISA plans, we are subject to potential litigation under ERISA claims and could face potential liabilities if we are found to be acting as a fiduciary of a plan in carrying out the services for which we are under contract. While we do not believe that the general conduct of our business subjects us to the fiduciary obligations set forth by ERISA, except when we have specifically contracted with an ERISA plan sponsor to accept fiduciary responsibility and be named as a fiduciary for certain functions, recent litigation has revealed uncertainties with respect to whether, and under what circumstances, courts will find PBMs to be acting as plan fiduciaries.

Uncertainty regarding the impact of Medicare Part D and any failure to comply with applicable CMS regulation may adversely impact our business and financial results.

We currently participate in the administration of the Medicare Part D voluntary prescription drug benefit: (i) through the provision of PBM services to our health plan customers and other customers that have qualified as a PDP or MA prescription drug plan, (ii) by assisting employers, unions and other health plan customers that qualify for the retiree drug subsidy available under Medicare Part D by collecting and submitting eligibility and/or drug cost data to CMS for them in order to obtain the subsidy, and (iii) by operating as a CMS approved Employer/Union Group Waiver PDP contract with CMS (S8841). Like many aspects of our business, the administration of the Medicare Part D program is complex and any failure to effectively execute the provisions of the Medicare Part D program may have an adverse effect on our financial position, results of operations or cash flows.

In addition, as an approved PDP sponsor, we are a direct contractor to the federal government and are subject to the rules, regulations, and enforcement authority of the federal government over its contractors. Our subsidiary, Catamaran Insurance of Ohio, Inc, holds a contract with CMS to offer PDP services to employer groups. As required by CMS regulations for becoming a PDP sponsor, Catamaran Insurance of Ohio, Inc. is licensed as a domestic insurance company in its domicile state, Ohio, and is further licensed as a non-resident insurer in 47 other states. We are currently able to offer non-risk based and risk-bearing Medicare benefits to employer groups. We do not currently offer our PDP services directly to individual Medicare Part D enrollees and we would require a contract with CMS authorizing us to do so. If material contractual or regulatory non-compliance was to be identified, including, for example, during CMS audits or client audits in cases where we service PDP sponsors, recoupment, monetary penalties and/or applicable sanctions, including suspension of enrollment and marketing or debarment from participation in Medicare programs, could be imposed, which could adversely impact the business. Further, the adoption or promulgation of new or more complex regulatory requirements or changes in the interpretation of existing regulatory requirements, in each case, associated with Medicare may require us to incur significant compliance-related costs which could adversely impact our business and our financial results.

In addition, due to the availability of Medicare Part D, some of our employer clients may stop providing pharmacy benefit coverage to retirees, instead allowing retirees to choose their own Part D plans, which could cause a reduction in utilization for our services. Extensive competition among Medicare Part D plans could also result in the loss of Medicare members by our managed care customers, which would cause a decline in our membership base.

Our mail and specialty pharmacies are dependent on our relationships with a limited number of suppliers and the loss of any of these relationships could significantly impact our ability to sustain and/or improve our financial performance.

We acquire a substantial percentage of our mail and specialty pharmacies prescription drug supply from a limited number of suppliers. Our agreements with these suppliers may be short-term and cancelable by either party without cause with a relatively short time-frame of prior notice. These agreements may limit our ability to provide services for competing drugs during the term of the agreement and allow the supplier to distribute through channels other than us. Further, certain of these agreements allow pricing and other terms of these relationships to be periodically adjusted for changing market conditions or required service levels. A termination or modification to any of these relationships could have a material adverse effect on our business, financial condition and results of operations. An additional risk related to supply is that many products distributed by our specialty pharmacy business are manufactured with ingredients that are susceptible to supply shortages. If any products we distribute are in short supply for long periods of time, this could result in a material adverse effect on our business, financial condition and results of operations.

Our ability to grow our specialty pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients.

Our specialty pharmacy business focuses on complex and high cost medications that serve a relatively small patient population. Due to the limited patient populations utilizing the medications that our specialty pharmacy business handles, our future growth relies in part on expanding our base of drugs or penetration in certain treatment categories. Further, a loss of patient base or reduction in demand for any reason for the medications we currently dispense could have a material adverse effect on our business, financial condition and results of operations.

The operations of our specialty pharmacy business may be adversely affected by industry trends in managed care contracting and consolidation.

A growing number of health plans are contracting with a single provider for specialty pharmacy services. Likewise, manufacturers may not be eager to contract with regional providers of specialty pharmacy services. If we are unable to obtain managed care contracts in the areas in which we provide specialty pharmacy services or are unable to obtain specialty pharmacy products at reasonable costs or at all, our business could be adversely affected.

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products.

We dispense significant volumes of brand-name and generic drugs from our mail-order pharmacies and through networks of retail pharmacies. When increased safety risk profiles or manufacturing issues of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or otherwise reduce the numbers of prescriptions for these drugs. Additionally, negative press regarding drugs with higher safety risk profiles may result in reduced global consumer demand for such drugs. On occasion, products are withdrawn by their manufacturers or transition to over-the-counter products. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, our volumes, net revenues, profitability and cash flows may decline.

Due to complex calculations within our customer contracts, we may be required to issue significant credit memos to our customers that could adversely affect our business, profitability and growth prospects.

Contracts with our customers have complex calculations. We are consistently in the process of implementing procedures to improve our monitoring of material contractual obligations. We continue to issue credit memos to customers related to meeting, among other things, pricing performance guarantees and service level requirements. The continued issuance of credit memos could adversely affect our business, profitability and growth prospects.

Failure of our health plan customers to pay for prescription claims or a delay in payment of those claims could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Our contracts with retail pharmacies that participate in our network generally obligate us to make payments for prescription claims even if we are not reimbursed by our customers. If our customers delay their reimbursement payments or fail to make payments for prescription claims, it could have a material adverse effect on our business, results of operations, financial condition or cash flows.

If we become subject to liability claims that are not covered by our insurance policies, we may be liable for damages and other expenses that could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Various aspects of our business may subject us to litigation and liability for damages, such as the performance of PBM services and the operation of our call centers and website. A successful product or professional liability claim in excess of our insurance coverage where we are required to pay damages, incur legal costs or face negative publicity could have a material adverse effect on our business, results of operations, financial condition or cash flows, our business reputation and our ability to attract and retain clients, network pharmacies, and employees. While we intend to maintain professional and general liability insurance coverage at all times, we cannot provide assurance that we will be able to maintain insurance in the future, that insurance will be available on acceptable terms or that insurance will be adequate to cover any or all potential product or professional liability claims.

Continuing economic challenges and uncertainties have affected, and are likely to continue to affect, our business, results of operations, financial condition and cash flows.

Unprecedented national and global market and economic conditions that began in 2008 have been and continue to be challenging because of high unemployment, tighter credit conditions and minimal economic recovery in most major economies. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, the availability and cost of credit, non-U.S. government debt, and the global housing and mortgage markets have contributed to increased market volatility and diminished expectations for the U.S. and many other economies. These factors have lead to a decrease in spending by businesses and consumers alike, which may adversely affect our business, results of operations, financial condition and cash flows, to the extent they impact the liquidity and financial condition of our customers, reduces the extent to which employers are able to offer pharmacy benefits or reduces the number of employees receiving pharmacy benefits through their employer.

Our software products may be susceptible to undetected errors or similar problems, which may cause our systems to fail to perform properly.

Complex software such as ours may contain defects or errors that are difficult to detect, even through testing, and despite testing by us, our existing and future software products may contain errors. We strive to regularly introduce new solutions and enhancements to our products and services. If we detect any errors before introducing a product, we may have to delay commercial release for an extended period of time while the problem is addressed and in some cases may lose sales as a result of the delay. If we do not discover software errors that affect our products until after they are sold and become operational, we would need to provide enhancements to correct such errors, which would result in unexpected additional expense and diversion of resources to remedy such errors.

Any errors in our software or enhancements, regardless of whether or when they are detected or remedied, may result in harm to our reputation, product liability claims, license terminations or renegotiations, or delays in, or loss of, market acceptance of our product offerings.

Furthermore, our customers might use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not directly cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from development efforts, impact our reputation or cause significant customer relations problems.

We may be liable for the consequences of the use of incorrect or incomplete data that we provide.

We provide data, including patient clinical information, to pharmaceutical providers for their use in dispensing prescription drugs to patients. Third-party contractors provide us with most of this data. If this data is incorrect or incomplete, adverse consequences, including severe injury or death, may occur and give rise to product liability and other claims against us. In addition, a court or government agency may take the position that our delivery of health information directly, including through pharmaceutical providers, or delivery of information by a third-party site that a consumer accesses through our websites, exposes us to personal injury liability, or other liability for wrongful delivery or handling of healthcare services or erroneous health information. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot be assured that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could materially harm our business, financial condition and results of operations. Even unsuccessful claims could result in substantial costs and diversion of management resources.

It is difficult to predict the length of the sales cycle for our solutions.

The length of the sales cycle for our solutions is difficult to predict, as it depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer. Our sales and marketing efforts with respect to pharmaceutical providers and payors generally involve a lengthy sales cycle due to these organizations’ complex decision-making processes. Additionally, in light of increased government involvement in healthcare and related changes in the operating environment for healthcare organizations, our current and potential customers may react by curtailing or deferring investments, including those for our services. In many cases, our acquisition of new business is dependent on us successfully bidding pursuant to a competitive bidding process. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase and our revenues could decrease or be delayed, which could materially harm our business, financial condition and results of operations.

If our security is breached, outsiders could gain access to information we are required to keep confidential, and we could be subject to liability and customers could be deterred from using our services.

Our business relies on using the Internet to transmit confidential information. However, the difficulty of securely transmitting confidential information over the Internet has been a significant barrier to engaging in sensitive communications over the Internet, and is an important concern of our existing and prospective customers. Publicized compromise of Internet security, including third-party misappropriation of patient information or other data, or a perception of any such security breach, may deter people from using the Internet for these purposes, which would result in an unwillingness to use our systems to conduct transactions that involve transmitting confidential healthcare information. Further, if we are unable to protect the physical and electronic security and privacy of our databases and transactions, we could be subject to potential liability and regulatory action, our reputation and customer relationships would be harmed, and our business, operations, and financial results may be materially adversely affected.

Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control.

The success of our business depends in part on our ability to operate our systems without interruption. Our products and services are susceptible to all the threats inherent in computer software and other technology-based systems. Our systems are vulnerable to, among other things, power loss and telecommunications failures, software and hardware errors, failures or crashes, computer viruses and similar disruptive problems, and fire, flood, and other natural disasters. Although we take precautions to guard against and minimize damage from these and other potential risks, including implementing disaster recovery systems and procedures, they are often unpredictable and beyond our control. Any significant interruptions in our services could damage our reputation in the marketplace and have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

We do not have any patents on our technology. Nonetheless, our business plan is predicated on our proprietary systems and technology. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. We protect our proprietary rights through a combination of trademark, trade secret and copyright law, confidentiality and non-disclosure agreements with our employees, consultants, customers and suppliers, and limiting access to our trade secrets and technology. We cannot be assured that the steps we have taken will prevent misappropriation of our technology, which could have a material adverse effect on our competitive position. Also, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our intellectual property by reverse-engineering the functionality of our systems or otherwise obtain and use information that we regard as proprietary. Policing unauthorized use of our intellectual property is difficult and expensive, and we are unable to determine the extent, if any, to which piracy of our intellectual property exists.

In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights, and we may incur substantial costs and the diversion of management’s time and attention as a result.

We may become subject to claims that we infringe the intellectual property rights of others, which, even if not successful, could have a material adverse impact on our business.

We could be subject to intellectual property infringement claims from third parties as the number of our competitors grows and our applications’ functionality overlaps with their products. There has been a substantial amount of intellectual property litigation in the information technology industries. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure that infringement claims will not be asserted against us or that those claims will be unsuccessful. Even if a claim brought against us is ultimately unsuccessful, we could incur substantial costs and diversion of management resources in defending any infringement claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to develop and market our products and services. We may be required to license intellectual property from third parties in order to continue using our products, and we cannot assure that we will be able to obtain such licenses on commercially reasonable terms, or at all.

We may be unable to obtain, retain the right to use or successfully integrate third-party licenses for the use in our solutions, which could prevent us from offering the products and services which use those technologies.

We use third-party licenses for some of the technology used in our solutions, and intend to continue licensing technologies from third parties. These licenses are the type that ordinarily accompany the business that we conduct. However, these licenses might not continue to be available to us on commercially reasonable terms or at all in the future. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Although we are not dependent upon any individual license and believe that substitutes are generally available, our inability to obtain or renew any of these licenses could delay development of our new product offerings or prevent us from selling our existing solutions until equivalent technology can be identified, licensed and integrated, or developed by us, and there is no assurance as to when we would be able to do so, if at all. Lack of access to required licenses from third parties could harm our business, financial condition, and results of operations.

Most of our third-party licenses are non-exclusive. Our competitors may obtain the right to use any of the technology covered by these licenses and use the technology to attempt to compete more effectively with us. Our use of third-party technologies exposes us to risks associated with the integration of components from various sources into our solutions, such as unknown software errors or defects or unanticipated incompatibility with our systems and technologies. In addition, if our vendors choose to discontinue support of the licensed technology in the future or are unsuccessful in their continued research and development efforts, are unable to continue their business, decide to discontinue dealings with us or are acquired by a competitor or other party that does not wish to deal with us, we may not be able to modify or adapt our own solutions to use other available technologies in a timely manner, if at all.

We are highly dependent on senior management and key employees. Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees that we need to support our business.

Our success largely depends on the skills, experience, and continued efforts of our management and other key personnel, and on our ability to continue to attract, motivate, and retain highly qualified individuals. Competition for senior management and other key personnel is intense, and the pool of suitable candidates is limited. If we lose the services of one or more of our key employees, we may not be able to find a suitable replacement and our business, financial condition and results of operations could be materially adversely affected.

Our ability to provide high-quality services to our customers also depends in large part upon the experience and expertise of our employees generally. We must attract and retain highly qualified personnel with a deep understanding of the healthcare, PBM and HCIT industries. We compete with a number of companies for experienced personnel and many of these companies, including customers and competitors, have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to customers and competitors who may seek to recruit them and increases the cost of replacing them. If we are unable to attract or retain qualified employees, the quality of our services could diminish and we may be unable to meet our business and financial goals.

Actual financial results may vary from our publicly disclosed forecasts.

Our actual financial results may vary from our publicly disclosed forecasts and these variations could be material and adverse. We periodically provide guidance on future financial results. These forecasts reflect numerous assumptions concerning our expected performance, as well as other factors, which are beyond our control and which may not turn out to be correct. Although we believe that the assumptions underlying our guidance and other forward-looking statements are reasonable when we make such statements, actual results could be materially different. Our financial results are subject to numerous risks and uncertainties, including those identified throughout these risk factors. If our actual results vary from our announced guidance, the price of our common shares may decline, and such a decline could be substantial. We do not undertake to update any guidance or other forward-looking information we may provide.

The covenants and restrictions in our credit facilities could adversely affect our business, financial condition and results of operations.

In July 2012, we entered into a $1.8 billion senior secured term loan and revolving credit agreement with a group of lenders led by JP Morgan Chase Bank, N.A. (the “Credit Agreement”). Concurrently with the Merger with Catalyst, we borrowed $1.4 billion under the Credit Agreement to partially finance the Merger. In October 2013 we borrowed $350.0 million under the Credit Agreement to partially finance the acquisition of Restat. Our indebtedness under our credit facilities could adversely affect our financial condition. We will be required to devote a portion of our cash flows from operating activities to service our indebtedness, and therefore, such cash flows will not be available for other corporate purposes. If we are unable to generate sufficient cash flow from operations in the future to service our debt obligations, we may be required to refinance all or a portion of our existing debt facilities, or to obtain additional financing and facilities. However, we may not be able to obtain such refinancing or additional facilities on favorable terms or at all.

The operating and financial restrictions and covenants contained in the agreements governing our outstanding and future indebtedness may limit our ability to finance future operations or capital needs, borrow additional funds for development and make certain investments. For example, the Credit Agreement restricts our ability to, among other things: incur certain additional debt or issue guarantees; incur or permit certain liens to exist; make certain investments, acquisitions or other restricted payments; dispose of assets; engage in certain types of transactions with affiliates; and merge, consolidate or transfer all or substantially all of our assets.

If we are required to write off goodwill or other intangible assets, our financial position and results of operations would be adversely affected.

We have significant goodwill and other intangible assets totaling approximately $5.9 billion as of December 31, 2013. We are required to periodically evaluate goodwill and other intangible assets for impairment. In the future we may take charges against earnings resulting from impairment. Any determination requiring the write-off of a significant portion of our goodwill or other intangible assets could adversely affect our results of operations and our financial condition.

Our tax filings are subject to possible review, audit and/or reassessment and we may be liable for additional taxes, interest or penalties if the final tax outcome is different from those provided for in our filings.

Although our primary operations are in the United States, we also have operations in foreign jurisdictions. Our income tax liability is therefore a consolidation of the tax liabilities we expect to have in various locations. Our tax rate is affected by the profitability of our operations in all locations, tax rates and systems of the countries in which we operate, our tax policies and the impact of certain tax planning strategies which we have implemented or may implement. To determine our worldwide tax liability, we make estimates of possible tax liabilities. Our tax filings, positions and strategies are subject to review by applicable taxing authorities and the outcomes of such reviews are uncertain. In addition, these audits generally take place years after the period in which the tax provision in question was provided and it may take a substantial amount of time before the final outcome of any audit is known. Future final tax outcomes could also differ materially from the amounts recorded in our financial statements. These differences could have a material effect on our financial position and our net income in the period such determination is made.

Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of our consolidated financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including those relating to revenue recognition, rebates, asset impairments, valuation of allowance for doubtful accounts, contingencies, and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. Actual results could differ from these estimates, and changes in accounting standards could have an adverse impact on our future financial position and results of operations.

We have identified a material weakness in our internal controls that could adversely affect our business and results of operations and result in material misstatements in our financial statements.

As described in “Item 9A. -Controls and Procedures” of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference, we have concluded that our internal control over financial reporting was ineffective as of December 31, 2013 due to a material weakness in the operating effectiveness of general information technology controls (“GITCs”) intended to ensure that access to applications and data, and the ability to place program changes into production for such applications and data, was adequately restricted to appropriate internal personnel. As a result, our business, reputation and operations may be adversely affected. A failure to remediate our material weakness in a timely manner may result in misstatements of our results of operations, restatements of our financial statements, a decline in the price of our securities or other material adverse effects on our business, reputation, operations or financial results. In addition, there can be no assurances that additional material weaknesses or significant deficiencies in our internal controls will not be identified in the future.

Risks Related to the Notes

The notes and the subsidiary guarantees will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of our subsidiary guarantors, and structurally subordinated to the existing and future obligations of our subsidiaries that do not guarantee the notes.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our non-guarantor subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. While the indenture governing the notes will prohibit us, subject to certain exceptions, from incurring additional secured debt, we will still be able to incur a significant amount of secured debt and the indenture will not limit our ability to incur senior debt nor will it limit any of our subsidiaries from incurring additional liabilities. See “Description of the Notes—Certain Covenants.”

As of December 31, 2013, after giving effect to this offering and the use of the net proceeds therefrom in the manner described in “Use of Proceeds”:

•	we would have had approximately $1,487.5 million of total debt outstanding, on a consolidated basis, including capital lease obligations but excluding intercompany liabilities;

•	we would have had approximately $987.5 million of secured debt outstanding, on a consolidated basis, all of which was incurred under the senior secured credit facility and will be effectively senior to the notes to the extent of the value of the assets securing such indebtedness;

•	we would have had commitments available to be borrowed under the senior secured credit facility of $799.0 million (after giving effect to $1.0 million of outstanding letters of credit under the senior secured credit facility);

•	our non-guarantor subsidiaries would have had $135.0 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which will be structurally senior to the notes; and

•	our non-guarantor subsidiaries represented in the aggregate approximately 4.5% of our consolidated total assets.

The notes are obligations of Catamaran Corporation and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are obligations of Catamaran Corporation and are jointly and severally and fully and unconditionally guaranteed by each of our existing and future wholly-owned subsidiaries that is a guarantor under our senior secured credit facility or certain other material indebtedness, but are not otherwise guaranteed. Each of the guarantees may be released upon the occurrence of certain customary circumstances described in “Description of the Notes—Subsidiary Guarantees.” As of December 31, 2013, 4.6% of our consolidated total assets is held by our non-guarantor subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or unfavorable to us. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time and we may not be able to refinance any of our indebtedness or incur new indebtedness on commercially reasonable terms to us or at all.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional unsecured debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture that could have the effect of diminishing our ability to make payments on the notes when due. In addition, while the indenture governing the notes will limit the amount of secured debt we can incur, we will still be able to incur significant amounts of secured indebtedness.

You may not be able to sell your notes if active trading markets for the notes do not develop.

The notes constitute a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list the notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value or at all.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States Interest Rates. We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease. We cannot predict the future level of market interest rates.

Our Credit Rating, Financial Condition and Results of Operations. We expect the notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the notes. In general, if our credit rating is downgraded, the market value of the notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

We want you to understand that the impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional unsecured debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, except to the extent described under “Description of the Notes—Certain Covenants—Limitations on Liens” in this prospectus supplement, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

The change of control triggering event provision in the notes provides only limited protection against significant events that could negatively impact the value of your notes.

As described under “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event,” upon the occurrence of a change of control triggering event with respect to the notes, we will be required to offer to repurchase the notes at a repurchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. However, the definition of the term “change of control triggering event” is limited and does not cover a variety of transactions (such as certain acquisitions or recapitalizations) that could negatively impact the value of your notes. For a change of control triggering event to occur, there must be both a change of control and a ratings downgrade. As such, if we enter into a significant corporate transaction that negatively impacts the value of your notes, but which does not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity or to otherwise seek any remedies. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

We may not be able to repurchase the notes upon a change of control triggering event.

Holders of the notes may require us to repurchase their notes in certain events upon a “change of control” as defined under “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event” in this prospectus supplement. We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control triggers a similar repurchase requirement for, or results in the acceleration of, our other then existing debt. In addition, our ability to repurchase the notes for cash may be limited by law, or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the notes.

The terms of our senior secured credit facility currently restrict us from purchasing any notes as a result of a change of control triggering event. In the event a change of control triggering event occurs at a time when the Company is prohibited from purchasing the notes, the Company could seek the consent of its lenders and debt holders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the notes. In such case, the Company’s failure to purchase tendered notes would constitute a default under the indenture.

The change of control triggering event provision will be suspended in the event that we obtain an investment grade rating.

If, at any time, the credit rating on the notes, as determined by both Moody’s and S&P, equals or exceeds Baa3 and BBB-, respectively, or an equivalent rating by any equivalent replacement rating agencies, we will no longer be subject to the change of control triggering event provision described under “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.” As a result, you may have less contractual protection in the future under the indenture than you will at the time the notes are issued. In the event that one or both of Moody’s and S&P (a) withdraw their investment grade rating or downgrade the rating assigned to the notes below Baa3 and BBB-, respectively, and/or (b) we or any of our affiliates enter into an agreement to effect a transaction that would result in one or both of Moody’s and S&P downgrading the ratings assigned to the notes below Baa3 and BBB-, respectively, then we will be again be subject to the change of control triggering event provision.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the Notes—Optional Redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

The subsidiary guarantees can be released under certain circumstances.

Each of the subsidiary guarantees may be released upon the occurrence of certain customary circumstances described in “Description of the Notes—Subsidiary Guarantees” in this prospectus supplement. If the subsidiary guarantee of any subsidiary is released, then the notes will be effectively subordinated to any and all existing and future obligations of such subsidiary.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or the guarantor’s ability to pay as they mature; or

•	we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

Because the measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing, we cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee or subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

The indenture governing the notes will contain a “savings” provision intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law. There can be no assurance that this provision will be upheld as intended. In a 2009 case that was subsequently reinstated by the Eleventh Circuit Court of Appeals on other grounds, the U.S. Bankruptcy Court in the Southern District of Florida found the “savings” provision in that case to be ineffective, held the subsidiary guarantees to be fraudulent transfers and voided them in their entirety. Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (1) the holder of notes engaged in some type of inequitable conduct; (2) that inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes; and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $491.5 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to repay $300.0 million of our outstanding borrowings under our revolving credit facility. We intend to use the remainder of the net proceeds of this offering for general corporate purposes.

As of December 31, 2013, $300.0 million was outstanding under our revolving credit facility. The maturity date of the revolving credit facility is June 1, 2018. As of December 31, 2013, the interest rate under our revolving credit facility was 1.81%.

Affiliates of the underwriters are agents and/or lenders under our revolving credit facility which is being repaid in connection with this offering, and as such, will receive a portion of the proceeds from this offering.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2013, and as adjusted to give effect to the issuance and sale of the notes and the use of the proceeds from this offering as set forth under “Use of Proceeds” above. This table should be read in conjunction with our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	December 31, 2013
	Actual	As Adjusted
	(dollars in thousands, except share data)
Cash and cash equivalents (1)	$387,241	$578,741
Short-term debt:
Current maturities on senior secured term loan facility (2)	$50,000	$50,000
Long-term debt:
Senior secured term loan facility (2)	$937,500	$937,500
Senior secured revolving credit facility	300,000	—
Notes offered hereby	—	500,000
Total long-term debt (2)	$1,237,500	$1,437,500
Total debt (2)	$1,287,500	$1,487,500

Shareholders’ equity:
Common shares: no par value, unlimited shares authorized; 206,305,070 shares issued and outstanding at December 31, 2013	$4,215,291	$4,215,291
Additional paid-in capital	77,790	77,790
Retained earnings	617,161	617,161
Accumulated other comprehensive income (loss)	(1,752)	(1,752)
Total shareholders’ equity attributable to Catamaran	$4,908,490	$4,908,490
Total capitalization	$6,195,990	$6,395,990

(1)	“As adjusted” cash and cash equivalents include net proceeds from this offering, after underwriters’ discounts and commissions and estimated offering expenses, of $491.5 million, reduced by $300.0 million to repay a portion of our outstanding borrowings under our revolving credit facility.

(2)	Senior secured term loan facility, total long-term debt and total debt exclude $22.1 million of unamortized debt discount at December 31, 2013.

DESCRIPTION OF OTHER INDEBTEDNESS

The summaries set forth below are qualified in their entirety by the actual text of the applicable agreements, each of which has been filed with the SEC and which may be obtained on publicly available websites at the addresses set forth under “Where You Can Find More Information.”

Senior Secured Credit Facility

Concurrent with the consummation of the Catalyst Merger, on July 2, 2012, the Company entered into a credit agreement (as amended and supplemented from time to time, the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent, and a syndicate of lenders. The Credit Agreement provides for (i) a five-year senior secured term loan facility in the amount of $1.0 billion (the “Term Loan Facility”), (ii) a five-year senior secured revolving facility in the amount of $800 million (the “Revolving Facility”), (iii) a letter of credit sub-facility in a maximum principal amount of $75.0 million and (iv) a swing line sub-facility available to the Company in a maximum principal amount of $35.0 million. In addition, the Company has the option to add one or more incremental term loan facilities and/or increase commitments under the Revolving Facility in an aggregate amount of up to $500.0 million. At December 31, 2013, the Company had approximately $500.0 million of available borrowing capacity under the Revolving Facility.

Interest and Fees

The interest rates applicable to the Term Loan Facility and the Revolving Facility are based on a fluctuating rate of interest measured by reference to either, at the Company’s option, (a) an adjusted London interbank offered rate (adjusted for maximum reserves) (“LIBOR”), plus an applicable margin or (b) an alternative base rate (which is the greatest of (i) the prime rate, (ii) the Federal Funds rate plus 0.5% and (iii) one-month LIBOR plus 1.0%), plus an applicable margin. The applicable margin, in each case, is adjusted from time to time based on the Company’s consolidated leverage ratio as of the last day of each fiscal quarter, as set forth in the table below. If any principal, interest, fee or other amount payable by the Company is not paid when due, such overdue amount bears interest at a rate that is 2.00% higher than the rate otherwise applicable. The Company intends to continue to elect the LIBOR rate as it has previously done during the term of the Credit Agreement. This resulted in an applicable interest rate of 1.81% at December 31, 2013 for both the Term Loan Facility and the Revolving Facility.

Leverage Ratio	Adjusted LIBOR Borrowings Applicable Margin	Commitment Fee

≥ 3.50x	2.750%	0.500%
< 3.50x	2.500%	0.400%
< 3.00x	2.250%	0.350%
< 2.50x	1.875%	0.300%
< 2.00x	1.625%	0.250%
< 1.50x	1.500%	0.200%

In addition to paying interest on outstanding principal under the Credit Agreement, the Company is required to pay a commitment fee to the lenders in respect of the unutilized commitments under the Credit Agreement at the per annum rate set forth in the table above.

Guarantees and Collateral

The Company’s obligations under the Credit Agreement are guaranteed by all existing and future, direct and indirect, material subsidiaries (as described in the Credit Agreement) of the Company (collectively, the “Subsidiary Guarantors”). In addition, the Company and each Subsidiary Guarantor have pledged substantially all of their assets (including the existing and future shares of capital stock of each Subsidiary Guarantor), subject to certain exceptions, to secure the Company’s obligations under the Credit Agreement.

Maturity

Principal amounts, and accrued and unpaid interest outstanding under the Credit Agreement, are due and payable on June 1, 2018, the maturity date of our senior secured credit facility.

Prepayments and Repayments

Subject to certain exceptions, the outstanding loans under the Term Loan Facility are required to be prepaid:

•	with the net cash proceeds received from the incurrence of certain indebtedness; and

•	if the Company’s consolidated leverage ratio is greater than 2.50 to 1.00, with the net cash proceeds of the sale or other disposition of any property or assets outside the ordinary course of business (subject to a materiality threshold and reinvestment rights).

The Term Loan Facility and the Revolving Facility may be repaid or reduced in whole or in part at the election of the Company without premium or penalty (other than payment of breakage costs for loans bearing interest with reference to LIBOR) subject to prior notice to JPMCB, as administrative agent.

Certain Covenants and Events of Default

The Credit Agreement requires the Company to maintain (a) a consolidated leverage ratio at all times less than or equal to 4.00 to 1.00, (b) a consolidated senior secured leverage ratio at all times less than or equal to 3.25 to 1.00 and (c) an interest coverage ratio greater than or equal to 4.00 to 1.00. The Company’s consolidated leverage ratio is defined as the ratio of (1) consolidated total debt to (2) consolidated EBITDA (with add-backs permitted to consolidated EBITDA for (a) fees and expenses related to the Catalyst Merger, the closing of the Credit Agreement, a specified historic acquisition and future permitted acquisitions, (b) synergies projected by the Company in good faith to be realized as a result of the Catalyst Merger in an aggregate amount not to exceed a specified threshold and (c) fees and expenses and integration costs related to historical acquisitions by Catalyst in an aggregate amount not to exceed a specified threshold). The Company’s consolidated senior secured leverage ratio is defined as the ratio of (1) (a) consolidated total debt minus (b) any portion of consolidated total debt that is subordinated or not secured by a lien upon the assets of the Company or its subsidiaries to (2) consolidated EBITDA (subject to the permitted add-backs noted above). The interest coverage ratio is defined as the ratio of (1) consolidated EBIT (subject to the permitted add-backs noted above) to (2) consolidated interest expense.

The Credit Agreement also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	make certain investments, loans, advances or guarantees;

•	sell, transfer or otherwise dispose of assets;

•	pay dividends and distributions or repurchase its own capital stock;

•	prepay certain indebtedness;

•	engage in mergers, acquisitions or consolidations (subject to exceptions for certain permitted acquisitions);

•	change its lines of business or enter into new lines of business;

•	engage in certain transactions with affiliates;

•	enter into agreements restricting the ability to grant liens in favor of the collateral agent for the benefit of the secured parties;

•	engage in sale and leaseback transactions; or

•	enter into swap, forward, future or derivative transaction or option or similar agreements.

In addition, the Credit Agreement includes various (i) customary affirmative covenants and other reporting requirements and (ii) customary events of default, including, without limitation, payment defaults, violation of covenants, material inaccuracy of representations or warranties, cross-defaults to other material agreements evidencing indebtedness, bankruptcy events, certain ERISA events, material judgments, invalidity of guarantees or security documents and change of control. Drawings under the Revolving Facility are subject to certain conditions precedent, including accuracy in all material respects of representations and warranties and absence of default.

Interest Rate Swaps

In order to manage fluctuations in cash flows resulting from interest rate risk attributable to changes in the benchmark interest rates under the Credit Agreement, in August 2012, the Company entered into three-year interest rate swap agreements to fix the variable LIBOR rate on $500 million of Term Loan Facility borrowings at 0.52%, resulting in an effective interest rate of 2.15% after adding the 1.63% applicable margin under the Credit Agreement. Under the interest rate swap agreements, the Company receives LIBOR-based variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent to fixed-rate debt with respect to the $500 million total notional amount of such agreements.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the     % Senior Notes due 2021, which we refer to in this description as the “Notes,” supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities and Guarantees” in the accompanying prospectus. In this “Description of the Notes,” unless otherwise indicated, all references to “we,” “us” or “our” and “the Company” are to Catamaran Corporation and not to any of its Subsidiaries.

The Company will issue the Notes under an indenture, dated March 6, 2014 between Catamaran Corporation and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture among Catamaran Corporation, certain wholly-owned Subsidiaries of the Company, as initial Subsidiary Guarantors, and the Trustee. The supplemental indenture will establish the Notes as a series of securities under the indenture and set forth certain specific terms applicable to the Notes, and references to the “Indenture” in this description mean the Indenture as so amended and supplemented by the supplemental indenture. This description is intended to be an overview of the material provisions of the Notes and the Indenture. This summary is not complete and is qualified in its entirety by reference to the Indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under “Description of Debt Securities and Guarantees” and the provisions of the Indenture that may be important to you before investing in the Notes. Capitalized terms defined in the accompanying prospectus or in the Indenture have the same meanings when used in this description unless updated herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Where You Can Find More Information.”

Ranking

The Notes and the Subsidiary Guarantees are:

•	unsecured senior obligations of the Company and the Subsidiary Guarantors;

•	equal in right of payment to any existing and future senior unsecured Indebtedness of the Company and the Subsidiary Guarantors, including all other senior unsecured notes issued under the Indenture from time to time outstanding;

•	senior in right of payment to any future subordinated Indebtedness of the Company and the Subsidiary Guarantors;

•	effectively subordinated to any existing and future secured Indebtedness or other secured obligations of the Company and the Subsidiary Guarantors, including obligations under the Senior Secured Credit Facility, to the extent of the value of the collateral securing such Indebtedness or obligations; and

•	structurally subordinated to all existing and future obligations (including trade payables) of Subsidiaries of the Company that are not Subsidiary Guarantors, except to the extent such obligations are owed to the Company or a Subsidiary Guarantor.

As of December 31, 2013, after giving effect to this offering and the use of the net proceeds therefrom in the manner described in “Use of Proceeds”:

•	we would have had approximately $1,487.5 million of total Indebtedness outstanding, on a consolidated basis, including capital lease obligations but excluding intercompany liabilities;

•	we would have had approximately $987.5 million of secured Indebtedness outstanding, on a consolidated basis, all of which was incurred under the Senior Secured Credit Facility and will be effectively senior to the Notes to the extent of the value of the collateral securing such Indebtedness;

•	we would have had commitments available to be borrowed under the Senior Secured Credit Facility of $799.0 million (after giving effect to $1.0 million of outstanding letters of credit under the Senior Secured Credit Facility); and

•	our Subsidiaries that are not Subsidiary Guarantors would have had $135.0 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which will be structurally senior to the Notes.

The Indenture will not limit the amount of unsecured Indebtedness that we and our Subsidiaries may incur, although the Indenture will limit the amount of secured Indebtedness that we and certain of our Subsidiaries may incur. Any Indebtedness that we or our Subsidiaries may incur in the future may be substantial. Such Indebtedness may be secured Indebtedness or structurally senior to the Notes.

Principal, Maturity and Interest

The Company will issue $500.0 million in aggregate principal amount of the Notes in this offering. The Notes will mature on                     , 2021. The Notes will bear interest at the rate of     % per annum, computed on the basis of a 360-day year of twelve 30-day months, commencing on the Issue Date. Interest will be payable twice a year on                      and                     , beginning on                     , 2014. Interest payable on any Note that is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such Note is registered at the close of business on                     and                     , as the case may be, preceding such interest payment date.

The Company may issue an unlimited principal amount of additional Notes having identical terms and conditions as the initial Notes other than the issue date, issue price and the first interest payment date, from time to time after this offering under the Indenture (any such Notes, “Additional Notes”). The Notes offered by the Company and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that such Additional Notes may not be fungible with the previously outstanding Notes for U.S. federal income tax purposes, in which case the Additional Notes would have a different CUSIP number than the Notes offered hereby. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

The Notes will be issued in book-entry form only.

Subsidiary Guarantees

Each of our Subsidiaries that is or becomes a guarantor of our obligations under the Senior Secured Credit Facility will, jointly and severally, unconditionally guarantee on a senior unsecured basis the Company’s obligations under the Notes. Each Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable and documented counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited in a manner intended to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. In particular, each Subsidiary Guarantee is limited as required to comply with corporate benefit, maintenance of capital and other laws applicable in the jurisdiction of the relevant Subsidiary Guarantor. By virtue of these limitations, a Subsidiary Guarantor’s obligations under its Subsidiary Guarantee could be significantly less than amounts payable in respect of the Notes, or a Subsidiary Guarantor may have effectively no obligations under its Subsidiary Guarantee.

Not all of our Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of our Subsidiaries that are not Subsidiary Guarantors, our Subsidiaries that are not Subsidiary Guarantors will pay the holders of their obligations and liabilities (including trade creditors) before they will be able to distribute any of their assets to us. As of December 31, 2013, after giving effect to this offering and the use of the net proceeds therefrom in the manner described in “Use of Proceeds,” our Subsidiaries that are not Subsidiary Guarantors had approximately $135.0 of total liabilities (including trade payables but excluding intercompany liabilities) and held approximately 4.5% of our assets and those of our consolidated Subsidiaries.

The Indenture will provide that each Subsidiary Guarantee by a Subsidiary Guarantor will be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Indenture (including the Subsidiary Guarantee) will be released and discharged, upon:

•	any sale, exchange, transfer, conveyance or other disposition of (whether by merger, consolidation or the sale of) the Capital Stock of such Subsidiary Guarantor or the sale of all or substantially all the assets of such Subsidiary Guarantor, to or with and into a Person which is not the Company or another Subsidiary of the Company;

•	the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Company or any Subsidiary Guarantor giving rise to such Subsidiary Guarantee of the Notes (including by reason of the termination of such Indebtedness), except a discharge or release by or as a result of payment under such Guarantee; or

•	the Company exercising its legal defeasance option or covenant defeasance option as described under “Satisfaction, Discharge and Defeasance” or the Company’s obligations under the Indenture being discharged in accordance with the terms of the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “Repurchase at the Option of Holders.” The Company may, at any time and from time to time, purchase Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Payment of Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes, or by or on behalf of any Subsidiary Guarantor under or with respect to any Subsidiary Guarantee (each such person, a “Payor”) will be made free and clear of any withholding or deduction for or on account of any tax, duty, levy, impost, assessment or other governmental charge of whatever nature, including any related interest, penalties or additions to tax (collectively, “Tax”) imposed or levied by or on behalf of any jurisdiction in which any Payor is organized, resident or doing business for tax purposes or from or through which any Payor or its agents makes any payment under or with respect to any Notes or Subsidiary Guarantee or any department or political subdivision of any of the foregoing (each, a “Relevant Taxing Jurisdiction”), unless an applicable withholding agent is required to withhold or deduct any such Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If an applicable withholding agent is so required to withhold or deduct any amount for or on account of any Taxes of a Relevant Taxing Jurisdiction in respect of any payment under or with respect to any Notes or Subsidiary Guarantee, the Payor, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted.

A Payor will not, however, be required to pay any Additional Amounts:

(a)	to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than any connection resulting solely from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder or under any Subsidiary Guarantee and/or the exercise or enforcement of rights under any Notes or any Subsidiary Guarantee);

(b)	to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, following the Company’s or the Payor’s written request addressed to the Holder, to the extent such Holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c)	with respect to any estate, inheritance, gift, sales or any similar Taxes;

(d)	to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder or beneficial owner of any Notes, where presentation is required, for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(e)	to the extent any Canadian Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder or beneficial owner not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with the Company or such Payor;

(f)	to the extent any Canadian Taxes giving rise to such Additional Amounts would not have been imposed but for such Holder or beneficial owner being, or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with, a “specified shareholder” of the Company as defined in subsection 18(5) of the Income Tax Act (Canada) for purposes of the thin capitalization rules in the Income Tax Act (Canada); or

(g)	any combination of items (a), (b), (c), (d), (e) or (f).

The applicable withholding agent will (i) make any such required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. A Payor, if it is the applicable withholding agent, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Company, if any Payor is the applicable withholding agent, will provide to the

Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy or tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Company, such other documentation that provides reasonable evidence of such payment by the applicable Payor.

Where Tax is payable under Part XIII of the Income Tax Act (Canada) by a Holder or beneficial owner of Notes by reason of Regulation 803 of the Income Tax Regulations (Canada) promulgated under the Income Tax Act (Canada) or any similar provision (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of the Income Tax Act (Canada)), but the applicable Payor is not required to withhold or deduct an amount in respect of such Tax, the Payors will pay to the Holder or beneficial owner such Additional Amounts as may be necessary in order that the amount received by each affected Holder or beneficial owner of the Notes net of such Tax will equal the amount such Holder or beneficial owner of the Notes would have received in respect of such payments in the absence of such Tax, provided such Holder or beneficial owner would otherwise have been entitled to receive Additional Amounts on account of such Tax (having regard to clauses (a) to (g) above) and in any event only to the extent of such Additional Amounts that such Holder or beneficial owner would otherwise have been entitled to receive had the applicable Payor been required to withhold or deduct an amount in respect of such Tax.

If any Additional Amounts become payable, the Company will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable prior to the date on which such payments will be made, and the amounts so payable, and will set forth such other information necessary to enable the Trustee, upon receipt of funds from the Company, to pay such Additional Amounts to Holders on the payment date. Any such Officers’ Certificate will be delivered a reasonable amount of time in advance of when the payments in question are required to be made. The Company will promptly deliver a notice in accordance with the provisions of the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

In addition, the Company will pay any stamp, issue, registration, court, documentary, excise or other similar taxes, charges and duties, including interest, additions to tax and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of the Notes or any Subsidiary Guarantee or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time as a result of, or in connection with, (i) any payments under or with respect to the Notes or any Subsidiary Guarantee or any other such document or instrument referred to thereunder and/or (ii) the enforcement of the Notes or any Subsidiary Guarantee or any other such document or instrument referred to thereunder.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person to any Payor and to any jurisdiction in which any successor is organized, doing business or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made by any successor or its respective agents. Whenever the Indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or under any Subsidiary Guarantee, such reference includes the payment of Additional Amounts as described hereunder, if applicable.

Optional Redemption

Prior to the scheduled maturity of the Notes, the Company may at any time redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior written notice mailed by first-class mail to the registered address of each Holder or otherwise in accordance with the procedures of DTC, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the Notes to be redeemed; and

(2)	the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable redemption date (the “Redemption Date”)) discounted to such Redemption Date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the then current Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the applicable Redemption Date; provided, however, that if the Redemption Date falls on or after the interest record date and on or prior to the related interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such Redemption Date to the Person in whose name the Note is registered at the close of business on the corresponding record date (instead of the Holder surrendering its Notes for redemption).

As used herein:

“Comparable Treasury Issue” means, with respect to any Redemption Date, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than five but more than one such Reference Treasury Dealer Quotations for such Redemption Date, the average of all such quotations, or (3) if the Company obtains only one such Reference Treasury Dealer Quotation for such Redemption Date, that Reference Treasury Dealer Quotation.

‘‘Quotation Agent’’ means one of the Reference Treasury Dealers that we appoint to act as the Quotation Agent from time to time.

‘‘Reference Treasury Dealer’’ means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc., their respective successors, and any two other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which we specify from time to time; provided, however, that if any of the Reference Treasury Dealers ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer therefor.

‘‘Reference Treasury Dealer Quotations’’ means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (provided that, if no maturity is within three months before or after the remaining life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the applicable Redemption Date.

If the Company becomes obligated to pay, on the next date on which any amount will be payable with respect to the Notes, any Additional Amounts as a result of (i) any amendment to, or change in, the laws or regulations of a Relevant Taxing Jurisdiction (as defined above) which amendment or change is publicly announced and becomes effective after the date hereof (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the date hereof, after such later date) or (ii) any amendment to, or change in, an official written interpretation or application of such laws or regulations (including by virtue of a holding by a court of competent jurisdiction) which amendment or change is publicly announced and becomes effective after the date hereof (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the date hereof, after such later date) (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”) and the Company cannot avoid any such payment obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction, but not including the substitution of an obligor), the Company may, at its option, redeem the Notes then outstanding, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date). Notice of the Company’s intent to redeem the Notes shall not be given until the Company delivers to the Trustee an opinion of independent tax counsel of recognized standing to the effect that there has been such Change in Tax Law which would entitle the Company to redeem the Notes hereunder and an Officers’ Certificate to the effect that the Company cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The foregoing provisions shall apply mutatis mutandis to any successor Person to the Company, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law that is publicly announced and becomes effective after such successor Person becomes a party to the Indenture.

The Company will give not less than 30 nor more than 60 days’ prior written notice mailed by first-class mail to the registered address of each Holder or otherwise in accordance with the procedures of DTC of any redemption; provided that the notice pursuant to the previous paragraph shall not be provided (i) earlier than 90 days before the next date on which the Company would be obligated to pay Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

If the Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid on the Redemption Date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a public or private offering for cash by the Company of its common stock or other corporate transaction.

If the Company redeems less than all of the outstanding Notes, the Registrar and Paying Agent shall select the Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Except as set forth above, the Notes will not be redeemable by us prior to maturity.

Denominations, Registration and Transfer

The Company will issue the Notes in registered form and in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof. We have appointed Wilmington Trust, National Association, the Trustee, as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. We may change any paying agent and securities registrar without notice to Holders of the Notes and we may act as paying agent or securities registrar. At our option, interest may be paid through the paying agent at the Trustee’s corporate trust office or by check mailed to the registered address of the Holders.

Repurchase at the Option of Holders

Change of Control Triggering Event

The Notes will provide that if a Change of Control Triggering Event occurs, unless the Company has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption” (unless and until there is a default in payment of the applicable redemption price or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied), the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will send notice of such Change of Control Offer, with a copy to the Trustee and the Registrar, by first-class mail, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

•	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control Triggering Event” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

•	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is given or, if the notice is given prior to the Change of Control, no earlier than 30 days and no later than 60 days after the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”);

•	that any Note not properly tendered will remain outstanding and continue to accrue interest;

•	that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

•	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

•	that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

•	that Holders tendering less than all of their Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

•	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

•	accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

•	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or larger integral multiples of $1,000.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The terms of the Senior Secured Credit Facility restrict, and future indebtedness of the Company and its Subsidiaries may also restrict or limit, the Company from purchasing any Notes as a result of a Change of Control Triggering Event. In the event a Change of Control Triggering Event occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders and debt holders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

The Company’s ability to pay cash to the Holders of the Notes following the occurrence of a Change of Control Triggering Event may be limited by its then-existing financial resources and ability to secure sufficient financing. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks related to the Notes—We may not be able to repurchase the notes upon a change of control triggering event” for a description of the risks relating to the Company’s ability to repurchase the Notes pursuant to a Change of Control Offer.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the underwriters and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below under “Certain Covenants,” we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Selection and Notice

If the Company is redeeming less than all of the Notes issued by it at any time, the Registrar and Paying Agent will select the Notes to be redeemed (a) on a pro rata basis to the extent practicable or (b) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be given by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or Redemption Date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Company will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the applicable Redemption Date. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption so long as the Company has deposited the redemption amount with the paying agent.

Certain Covenants

The Indenture shall not in any way restrict or prevent the Company or any of its Subsidiaries from incurring any Indebtedness except as otherwise may be the case as provided below.

Set forth below are summaries of certain covenants contained in the Indenture.

Limitations on Liens

The Indenture will provide that neither the Company nor any of its Subsidiaries will incur or Guarantee any Indebtedness secured by a Lien (other than Permitted Liens) upon any Principal Property or on any Capital Stock or Indebtedness of any Subsidiary of the Company, unless the Notes shall be secured equally and ratably with (or prior to) such Indebtedness.

“Permitted Liens” means:

(1) Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date such Indebtedness and Lien is incurred, the greater of (x) the amount that would cause the Company’s Consolidated Secured Leverage Ratio to be greater than 3.00 to 1.00 as of such date of incurrence and (y) $2.3 billion;

(2) Liens securing all or any part of the purchase price of property acquired or cost of construction of property or cost of additions, substantial repairs, alterations or improvements of property, if the Indebtedness and the related Liens are incurred within 18 months of the later of such acquisition of property or completion of construction or additions, repairs, alterations or improvements, as the case may be, of such property;

(3) Liens on any property, Capital Stock or Indebtedness existing at the time of acquisition thereof (whether by acquisition of stock or assets or otherwise) by the Company or any Subsidiary of the Company; provided, however, that (a) the Indebtedness secured by such Lien was not incurred in contemplation of such acquisition and (b) such Lien does not apply to any other property or assets owned by the Company or any Subsidiary;

(4) Liens on any property, Capital Stock or Indebtedness of a Person at the time of the acquisition of such Person (whether by merger or consolidation or acquisition of stock or assets or otherwise) by the Company or any Subsidiary of the Company; provided, however, that (a) the Indebtedness secured by such Lien was not incurred in contemplation of such acquisition, merger or consolidation in which such Person becomes a Subsidiary of the Company and (b) such Lien does not apply to any other property or assets owned by the Company or any Subsidiary;

(5) Liens in favor of the Company or any Subsidiary of the Company;

(6) Liens existing on the Issue Date (excluding Liens to secure the Senior Secured Credit Facility);

(7) Liens in favor of a government or governmental entity that (a) secure partial, progress, advance or other payments pursuant to any contract or statute or (b) secure any Indebtedness incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, Capital Stock or Indebtedness subject to such Liens, or the cost of constructing or improving the property subject to such Liens (including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financings);

(8) Liens to secure Capitalized Lease Obligations incurred in the ordinary course of business, provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(9) Liens, if any, comprised of repurchase rights or obligations relative to preferred shares of wholly-owned Subsidiaries of the Company arising pursuant to Permitted Share Sale Transactions;

(10) the transfer of the promissory note or notes by the Company to LuxCo and related guarantees, if any, in connection with any LuxCo Transaction;

(11) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (2) through (10) above, provided the amount secured is not increased and such extension, renewal or replacement Lien relates to all or a part of the same property (plus improvements and constructions on such property), Capital Stock or Indebtedness;

(12) Liens for taxes or assessments or governmental charges or levies, if such taxes, assessments (including penalties), governmental charges or levies shall not at the time be due and payable, or if the same thereafter can be paid without penalty, or if the same are being contested in good faith; provided that any reserve or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor;

(13) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or employment laws or similar legislation;

(14) Liens to secure the performance of tenders, statutory or regulatory obligations, bids, leases, letters of credit, contracts (other than contracts for the payment of Indebtedness), surety, customs, appeal, performance and return-of-money bonds and other similar obligations;

(15) Liens created by or resulting from any litigation or legal proceeding which at the time is being contested in good faith; and

(16) Liens securing Hedging Obligations incurred in the ordinary course of business and not for speculative purposes, so long as: (i) the related Indebtedness is outstanding and secured by Liens permitted to be incurred under the Indenture and (ii) such Hedging Obligation is secured solely by the same property securing such related Indebtedness.

For purposes of clauses (1) and (16) above, (a) with respect to any revolving credit facility (including, for the avoidance of doubt, the Senior Secured Credit Facility) secured by a Lien incurred by us or any of our Subsidiaries, the full amount of Indebtedness that may be borrowed thereunder will be deemed to be incurred and outstanding under such clauses at the time any revolving credit commitment is first extended or increased and will not be deemed to be incurred when such revolving credit facility is drawn upon and (b) if a Lien incurred by us or any of our Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured. For the avoidance of doubt, the Senior Secured Credit Facility and the commitments thereunder will be deemed incurred under clause (1) above.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of any Lien that gave rise to the obligation to secure the Notes under this covenant.

Limitations on Sale and Lease-Back Transactions

The Indenture provides that neither the Company nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another person (other than with the Company or a Subsidiary of the Company) unless either:

•	the Company or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the Notes; or

•	within 180 days of the effective date of any such Sale and Lease-Back Transaction, the Company applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property at the time of entering into such Sale and Lease-Back Transaction (as determined by the Board of Directors of the Company), less the amount of net proceeds used to prepay, redeem or purchase the Notes, to the voluntary prepayment or retirement of Funded Debt of the Company and its Subsidiaries (which may include the Notes) and/or the acquisition, construction or improvement of a Principal Property.

Limitations on Indebtedness of LuxCo

For such period of time as LuxCo is prohibited by restrictions under the Senior Secured Credit Facility from Guaranteeing the Notes on a senior basis, the Company will not permit LuxCo to incur any Indebtedness except in connection with any LuxCo Transaction or under the Senior Secured Credit Facility.

Exempted Transactions

Notwithstanding the foregoing covenant provisions described above under “—Limitations on Liens” and “—Limitations on Sale and Lease-Back Transactions,” if the aggregate outstanding principal amount of all Indebtedness of the Company and its Subsidiaries that is subject to and not otherwise permitted under these covenant restrictions does not exceed the greater of (i) $100 million and (ii) 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries (measured solely at the time of the incurrence of the Indebtedness secured by such a Lien or entry into such Sale and Lease-Back Transaction, as applicable, based on the consolidated balance sheet of the Company and its Subsidiaries for the end of the then most recent quarter for which financial statements are available), then:

•	the Company or any of its Subsidiaries may incur or Guarantee Indebtedness secured by Liens upon any Principal Property, Capital Stock or Indebtedness;

•	the Company or any of its Subsidiaries may enter into any Sale and Lease-Back Transaction; and

•	the Company may Guarantee the obligations of any of its Subsidiaries under the preceding two clauses.

Future Subsidiary Guarantors

The Company will cause each of its Subsidiaries (other than LuxCo so long as the covenant “—Limitations on Indebtedness of LuxCo” remains operative) that Guarantees, on the Issue Date or any time thereafter, any Funded Debt (including commitments in respect thereof in case of a revolving credit facility) of the Company or any Subsidiary Guarantor in an amount in excess of $175.0 million aggregate principal amount to execute and deliver to the Trustee substantially concurrently therewith a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the Indenture.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Secured Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or other applicable law. See “—Subsidiary Guarantees.”

Covenant Suspension

If on any date following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), the Company and its Subsidiaries will not be subject to the “—Repurchase at the Option of Holders—Change of Control Triggering Event” covenant (the “Suspended Covenant”).

In the event that the Company and its Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control Triggering Event and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Company and its Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) of this paragraph.

The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to Notes.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Consolidation, Merger, Sale or Lease of Assets

We may amalgamate, consolidate with or merge into, or transfer or lease all or substantially all of our assets to any Person without the consent of the Holders of the Notes under the Indenture if:

(1) the Person formed by such amalgamation or consolidation or into which we are merged, or the Person which acquires by lease, sale or transfer all or substantially all of our property and assets, is organized and existing under the laws of Canada, or any province or territory thereof, the United States, any state in the United States or the District of Columbia and if such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Person formed by such amalgamation or consolidation or into which we are merged, or the Person which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, the Notes and perform and observe all covenants and conditions of the Indenture by executing and delivering to the Trustee a supplemental indenture;

(3) immediately after giving effect to such transaction and treating Indebtedness which becomes our obligation or an obligation of a Subsidiary of the Company as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes; and

(5) we shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such amalgamation, consolidation, merger or transfer and such supplemental indenture (if any) comply with this covenant and that all conditions precedent provided for in the Indenture relating to such transactions have been complied with.

Reports

The Indenture will provide that we will deliver to the Trustee and each Holder, within 15 days after we are required to file the same with the SEC, copies of all reports and other information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If we are not subject to the requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the Trustee and to each Holder, within 15 days after we would have been required to file such reports and other information with the SEC were we required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors’ report by an independent certified public accounting firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” substantially equivalent to that which we would have been required to include in such quarterly or annual reports, information, documents or other reports if we had been subject to the requirements of Section 13 or 15(d) of the Exchange Act. We shall also comply with the other provisions of TIA Section 314(a).

Notwithstanding anything to the contrary herein, we will not be deemed to have failed to comply with our obligations under this covenant for purposes of clause (3) under the caption “Events of Default” below until 120 days after the date any report hereunder is due.

For purposes of this covenant, we will be deemed to have furnished the reports and other information to the Holders of Notes as required by this covenant if we have filed such reports and other information with the SEC via the EDGAR filing system (or any successor system).

Events of Default

Under the Indenture, an “Event of Default” applicable to the Notes of any series means:

(1) a failure to pay interest upon the Notes that continues for a period of 30 days after payment is due;

(2) a failure to pay the principal or premium, if any, on the Notes when due upon maturity, redemption, acceleration or otherwise;

(3) except as otherwise provided in clause (5) below, a failure to comply with any of our other agreements contained in the Indenture applicable to the Notes for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the Holders of at least 25% of the principal amount of the Notes then outstanding);

(4) certain events of bankruptcy, insolvency or reorganization relating to us;

(5) a failure by us to pay the principal and premium when due on Notes required to be repurchased pursuant to the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event”;

(6) a default (after giving effect to any applicable grace periods) under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness of the Company or a Subsidiary of the Company that is a Significant Subsidiary (or the payment for which is guaranteed by the Company or a Subsidiary of the Company that is a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default results in the acceleration of such Indebtedness prior to its express maturity or the maturity of which has been so accelerated, aggregates $100.0 million or more; or

(7) failure by the Company or any Subsidiary of the Company that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which judgments are not paid, discharged or stayed, for a period of 60 days, after the applicable judgment becomes final and non-appealable.

If any Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, the principal of and accrued and unpaid interest, if any, on all outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Notes. The Holders may, under certain circumstances, rescind and annul this acceleration prior to obtaining a judgment or decree.

The Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless the Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

We will furnish the Trustee annually with a statement as to our performance of certain obligations under the Indenture and as to any default in our performance.

Amendment and Waiver

Without Holder Consent

Without the consent of any Holders, the Company and the Trustee, may enter into supplemental indentures for any of the following purposes:

•	to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company in compliance with the requirements set forth in the Indenture;

•	to add to the covenants for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

•	to add any additional Events of Default;

•	to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding Notes of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

•	to secure the Notes;

•	to supplement any of the provisions of the Indenture to such extent necessary to permit or facilitate the defeasance and discharge of the Notes, provided that any such action does not adversely affect the rights of the Holders of the Notes in any material respect;

•	to provide for a Subsidiary Guarantor or the release or assumption of a Subsidiary Guarantee in compliance with the Indenture;

•	to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

•	to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision;

•	to conform the text of the Indenture or the Notes to any provision of this Description of Notes;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes; or

•	to comply with requirements of the SEC in order to maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

With Holder Consent

We and the Trustee may amend the Indenture with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including any Additional Notes) (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); however, we must have the consent of the Holder of each outstanding Note affected to:

•	change the due date of the principal of, or any installment of principal of or interest on, the Notes;

•	reduce the principal amount of, or any premium or interest rate on, the Notes;

•	change the place or currency of payment of principal of, or any premium or interest on, the Notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes after the due date thereof;

•	reduce the percentage in principal amount of the Notes then outstanding, the consent of whose Holders is required for amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain Defaults;

•	waive a default or Event of Default in payment of principal of, premium on, if any, or interest, if any, on, the Notes (except a rescission of acceleration of such Notes by the Holders of at least a majority in aggregate principal amount of the Notes outstanding, and a waiver of the payment default that resulted from such acceleration);

•	release any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, from any of its obligations under its Subsidiary Guarantee of the Notes, except in accordance with the terms of the Indenture;

•	reduce the premium payable upon the redemption or repurchase of the Notes or change the time at which the Notes may or shall be redeemed or repurchased in accordance with the obligation of the Company to repurchase Notes under “—Repurchase at the Option of Holders”, whether through an amendment or waiver of provisions in the covenants or otherwise; provided that any amendments to the definition of “Change of Control” shall not require the consent of each Holder affected;

•	make any change to, or modify, the provisions of the Indenture relating to the ranking of the Notes in respect of the right of payment in a manner that adversely affects the Holders of the Notes;

•	make any change to the provisions of the Indenture relating to waivers of past defaults or the rights of Holders of Notes to receive payments of principal of, premium on, if any, or interest, if any, on, the Notes on or after the due dates therefor; or

•	make any change in the preceding amendment and waiver provisions.

The Holders of at least a majority in principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) may waive any past Default under the Indenture with respect to the Notes, except a failure by us to pay the principal of, or any premium or interest on, the Notes or a provision that cannot be modified or amended without the consent of the Holders of all outstanding Notes affected.

Satisfaction, Discharge and Defeasance

The Company and the Subsidiary Guarantors may terminate their obligations under the Indenture, when:

•	either (i) all the Notes that have been authenticated and delivered have been delivered to the Trustee for cancellation or (ii) all the Notes issued that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year (“discharge”) or have been called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the Company’s name and at the Company’s expense, and the Company has irrevocably deposited or caused to be deposited with the Trustee sufficient funds to pay and discharge the entire Indebtedness on the Notes to pay principal, premium, if any, and interest;

•	the Company has paid or caused to be paid all other sums then due and payable under the Indenture; and

•	the Company has delivered to the Trustee an Officers’ Certificate or an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

The Indenture provides that, upon compliance with certain conditions, we may, at our option and at any time, be discharged from our obligations and the obligations of the Subsidiary Guarantors in respect of the Notes (except for certain obligations to register the transfer or exchange of Notes, to replace stolen, destroyed, lost or mutilated Notes, to maintain paying agencies, to compensate and indemnify the Trustee or to furnish the Trustee (if the Trustee is not the registrar) with the names and addresses of Holders of Notes) (“legal defeasance”).

In addition, the Indenture provides that, upon compliance with certain conditions, we may, at our option and at any time, omit to comply with our obligations described under “—Repurchase at the Option of Holders—Change of Control Triggering Event,” “—Certain Covenants” and “—Reports” (all other obligations under the Notes will remain in full force and effect), and thereafter any omission to comply with those covenants will not constitute an Event of Default with respect to the Notes (“covenant defeasance”). If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

In order to exercise either of our legal defeasance or covenant defeasance options, we must satisfy certain conditions under the Indenture, including the following:

•	depositing in trust with the Trustee money and/or securities of the United States government in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay each installment of principal of, any premium and interest on the Notes on the due dates for those payments in accordance with the terms of the Notes; and

•	delivering to the Trustee one or more Opinions of Counsel stating that (a) the Holders of the affected Notes will not recognize income, gain or loss for United States or Canadian federal income tax purposes as a result of such defeasance and will be subject to United States or Canadian federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, and (b) in the case of legal defeasance, we have received from, or there has been published by, the United States Internal Revenue Service, we have received an advance income tax ruling from the Canada Revenue Agency, a ruling or, since the Issue Date, there has been a change in the applicable United States and Canadian federal income tax law upon which, in either case, the Opinion of Counsel regarding U.S. and Canadian federal income tax consequences is based.

Notices

Notice or communication sent to a Holder shall be sent to the Holder at the Holder’s address as it is listed in the security register of the Registrar and shall be sufficiently given if so sent within the time prescribed. Any written notice or communication that is delivered in person, sent electronically or mailed by first-class mail to the designated address will be deemed duly given, regardless of whether the addressee receives such notice.

Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee or shareholder of ours or of any Subsidiary Guarantor will have any liability for any of our or such Subsidiary Guarantor’s obligations under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

Wilmington Trust, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with respect to the Notes.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default shall have occurred and continues that is known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, with respect to any Sale and Lease-Back Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Business Day” means any day other than a Legal Holiday.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares;

(b) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests;

(c) in the case of an association or business entity (other than as provided in clauses (a) and (b) above), shares, interests, participations, rights or other equivalents (however designated) similar to corporate stock; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profit and losses of, or distribution of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease or transfer (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to the Company or one of the Subsidiaries of the Company; or

(b) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of amalgamation, merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the

Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly more than 50% of the total voting power of the Voting Stock of the Company;

(c) the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

(d) the first day on which a majority of the Company’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if, in the case of an amalgamation, merger or consolidation transaction, holders of our Voting Stock that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such amalgamation, merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such amalgamation, merger or consolidation transaction immediately after such transaction.

“Change of Control Triggering Event” means the occurrence of (1) a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period for such Change of Control by each of the Ratings Agencies and (2) the rating of the Notes on any day during such Ratings Decline Period is below the lower of the rating by such Ratings Agency in effect (a) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to the first public announcement thereof) and (b) on the Issue Date; provided, however, that a downgrade of the Notes by the applicable Rating Agency will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a downgrade for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Company or the Trustee in writing at the request of the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade). Notwithstanding anything to the contrary, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the payments associated with Capitalized Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and receivables financings, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization, including amortization of goodwill and all other intangibles and other noncash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period (excluding rationalization or restructuring charges), of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) extraordinary losses of such Person and its Subsidiaries for such period, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(5) non-cash stock compensation expenses and all other non-cash items of such Person and its Subsidiaries incurred in such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(6) fees and expenses directly incurred or paid in connection with any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by such Person or any of its Subsidiaries of (a) a majority of the assets of or (b) a majority of the equity interests in, a Person or division or line of business of a Person, to the extent such fees and expenses were deducted in computing such Consolidated Net Income; plus

(7) any unrealized losses in respect of any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, to the extent such unrealized losses were deducted in computing such Consolidated Net Income; provided no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of such Person or its Subsidiaries shall be included; plus

(8) any non-recurring charges, costs, fees and expenses directly incurred or paid directly as a result of discontinued operations or restructurings, to the extent such charges, costs, fees and expenses were deducted in computing such Consolidated Net Income; minus

(9) non-cash items increasing such Consolidated Net Income for such period, excluding (a) any non-cash items to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (b) any non-cash items with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that net income of any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise shall be excluded in computing Consolidated Net Income (provided, that any such income so excluded may be included in such period or any later period to the extent of any cash dividends or advances actually paid in the relevant period to such parent or any wholly-owned Subsidiary of such parent).

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus (a) all current liabilities of such Person and its Subsidiaries reflected on such balance sheet (excluding any revolving loans pursuant to our Senior Secured Credit Facility and current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Indebtedness” means, with respect to any specified Person as of any date, (a) the total amount of Indebtedness of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date that is secured by a Lien on the assets or property of such specified Person or upon shares of Capital Stock or Indebtedness of any of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus (b) the total amount of Capitalized Lease

Obligations of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, as determined on a consolidated basis in accordance with GAAP, plus (c) the total amount of Attributable Debt in respect of Sale and Lease-Back Transactions of such Person and its Subsidiaries as of such date. For the avoidance of doubt, it is understood and agreed that Consolidated Secured Indebtedness shall include any Indebtedness outstanding and any that may be borrowed pursuant to commitments under the Senior Secured Credit Facility as contemplated under the third paragraph under “—Certain Covenants—Limitations on Liens.”

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the Consolidated Secured Indebtedness of such Person as of such date to (b) the Consolidated EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness that is secured by a Lien on Principal Property of such Person or upon Capital Stock or Indebtedness of any of its Subsidiaries (other than ordinary working capital borrowings) subsequent to the commencement of the period for which such Consolidated EBITDA is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Consolidated Secured Leverage Ratio:

(1) acquisitions and dispositions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and giving effect to the application of proceeds from any dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period; and

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded,

provided that to the extent that clause (1) or (2) of this paragraph requires that pro forma effect be given to an acquisition, disposition or discontinued operations, as applicable, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of ours (and may include, for the avoidance of doubt and without duplication, cost savings, synergies, operating expense reductions and other operating improvements and initiatives resulting from such acquisition, disposition or discontinued operations whether or not such cost savings, synergies, operating expense reductions or other operating improvements and initiatives would be allowed under Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval, recommendation or endorsement of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“DTC” means The Depository Trust Company, a New York corporation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Funded Debt” means any Indebtedness for money borrowed, created, issued, incurred, assumed or Guaranteed that would, in accordance with GAAP, be classified as long-term debt, but in any event including all Indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities other than Indebtedness incurred under a revolving credit facility).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person, any indebtedness (including principal and premium) of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means                     , 2014.

“Legal Holiday” means a Saturday, a Sunday or other day on which commercial banking institutions in Minneapolis, Minnesota are authorized or required by law to close.

“Liens” means liens, mortgages, pledges or other encumbrances; provided that in no event shall an operating lease be deemed to constitute a Lien.

“LuxCo” means Catamaran S.a.r.l., a Luxembourg S.a.r.l. and wholly-owned Subsidiary of the Company.

“LuxCo Transaction” means, collectively, (a) (i) a loan of funds by the Company to a wholly-owned Subsidiary of the Company to finance the acquisition of Catalyst Health Solutions, Inc. and related costs and expenses and a guaranty of repayment of such loan given by one or more of the Subsidiary Guarantors (other than LuxCo), (ii) the contribution by the Company of the promissory note or notes of such wholly-owned Subsidiary evidencing such loan and such guarantees to LuxCo and (iii) payments on such promissory note or notes and guarantees being made by such wholly-owned Subsidiary or such Subsidiary Guarantors to LuxCo, which may distribute the same to the Company, and (b) any other transaction consisting of a loan of funds made by the Company to a wholly-owned Subsidiary of the Company and a guaranty of repayment of such loan by one or more of the Subsidiary Guarantors (other than LuxCo), a contribution by the Company of the promissory note or notes evidencing such loan and such guarantees to LuxCo and payments on such promissory note or notes and guarantees being made by such wholly-owned Subsidiary or such Subsidiary Guarantors to LuxCo, which may distribute the same to the Company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary or any Assistant Treasurer, the Controller, an Assistant Controller or Assistant Secretary of the specified Person.

“Officers’ Certificate” means a certificate signed by any two Officers of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company, and who shall be reasonably acceptable to the Trustee.

“Permitted Share Sale Transactions” means a transaction which involves (a) a loan made by the Company to a wholly-owned Subsidiary of the Company in connection with an acquisition and/or (b)(i) a repayment of such loan with the proceeds of a sale by such Subsidiary to the Company of preferred shares (which may be only beneficial interests in such preferred shares with legal title remaining with such Subsidiary) in the acquired entity or another wholly-owned Subsidiary of the Company, which preferred shares entitle the Company to receive dividends at a specified fixed or floating rate of return, (ii) an option of a wholly-owned Subsidiary of the Company to purchase or repurchase such preferred shares (which may be only beneficial interests in such preferred shares with legal title remaining with the Subsidiary of the Company that originally sold such interests to the Company) until a certain date, (iii) an obligation of a wholly-owned Subsidiary of the Company to purchase or repurchase such preferred shares (which may be only beneficial interests in such preferred shares with legal title remaining with such Subsidiary that originally sold such interests to the Company) from the Company on a certain date at a pre-determined price (the “Forward Price”) and (iv) a guaranty of the payment of such dividends and the Forward Price provided by a Subsidiary of the Company to the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint-stock company, trust, unincorporated organization or any other entity, including any government or any agency or political subdivision thereof.

“Principal Property” means any plant, warehouse, office building, facility or parcel of real property located within the United States of America or Canada, having a net book value in excess of 1.0% of Consolidated Net Tangible Assets at the time of determination thereof and owned by the Company or any of its Subsidiaries, in each case other than any such plant, warehouse, office building, facility or parcel of real property or any portion of such plant, warehouse, office building, facility or parcel of real property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Decline Period” means, with respect to any Change of Control, the period that (1) begins on the earlier of (a) the date of the first public announcement of such Change of Control or of the intention by the Company to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as any Rating Agency rating the Notes as of the beginning of the Ratings Decline Period has publicly announced during the Ratings Decline Period that the rating of the Notes is under consideration for downgrade by such Rating Agency.

“Redemption Date” has the meaning set forth under “Optional Redemption.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Subsidiaries for a period of more than three years of any Principal Property, which property has been or is to be sold or transferred by the Company or such Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Issue Date such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act of 1939, as amended, then the body performing such duties at such time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Secured Credit Facility” means the Credit Agreement, dated as of July 2, 2012, among the Company, JPMorgan Chase Bank, N.A., as administrative agent (or its successor in such capacity), and the several lenders and other financial institutions from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured (including increasing the amount of available borrowings thereunder pursuant to any available incremental facility) or otherwise modified in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as deemed in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Subsidiary” of any specified Person means any corporation, partnership, limited liability company or other entity of which more than 50% of the total voting power of outstanding Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time owned (and, in the case of a partnership, more than 50% of whose total general partnership interests then outstanding is at the time owned), directly or indirectly, by such Person or other Subsidiaries of such Person or a combination thereof and, in the case of an entity other than a corporation or a partnership, such Person has the power to direct, directly or indirectly, the policies, management and affairs of such entity.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and other obligations specified in the Indenture by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Subsidiary Guarantor” means, as of the Issue Date, each of the Company’s wholly-owned Subsidiaries that Guarantee the Company’s obligations under the Senior Secured Credit Facility and each of the Company’s wholly-owned Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the Indenture.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers, trustees or similar persons, as applicable, of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes by U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis.

This discussion does not apply to persons other than U.S. Holders. Non-U.S. persons should consult their own tax advisors about U.S. federal income and other tax consequences of investing in the notes.

This discussion applies only to U.S. Holders that acquire notes for cash in this offering at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold to investors for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to prospective investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, partnerships (or entities properly classified as partnerships for U.S. federal income tax purposes) or other pass-through entities and investors in such entities, dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders whose functional currency is not the U.S. dollar, former citizens or residents of the United States and persons holding the notes as part of a hedging or conversion transaction or a straddle. The discussion does not address any foreign, state or local tax consequences of the acquisition, ownership or disposition of the notes or any U.S. federal tax consequences other than income tax consequences (such as estate and gift tax consequences).

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation created or organized under the laws of the United States, any state within the United States, or the District of Colombia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

If an entity properly classified as a partnership for U.S. federal income tax purposes becomes a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the entity. Such entities and partners in such entities should consult their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership, and disposition of a note.

This discussion is for general information purposes only. U.S. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Taxation of U.S. Holders

Effect of Put Right upon a Change of Control Repurchase Event

The Company will be required to make an offer to repurchase all of the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest upon the occurrence of a Change of Control Repurchase Event. See “Description of Notes-Repurchase at the Option of Holders-Change of Control Repurchase Event.” It is possible that the Company’s offer to repurchase the notes at a premium could implicate the Treasury Regulations relating to “contingent payment debt instruments.” If the notes were characterized as contingent payment debt instruments, U.S. Holders might, among other things, be required to accrue interest income at a rate higher than the stated interest on the notes and to treat any gain recognized on the sale, exchange, retirement, redemption or other taxable disposition of a note as ordinary income rather than as capital gain.

The Company intends to take the position that the likelihood of such repurchase of the notes at a premium is remote or incidental, and thus that the notes should not be treated as contingent payment debt instruments. The Company’s determination that such a contingency is remote or incidental is binding on a U.S. Holder unless the U.S. Holder discloses a contrary position in the manner required by applicable Treasury Regulations. The Company’s determination, however, is not binding on the IRS, and the IRS could challenge this determination.

The remainder of this disclosure assumes that the Company’s determination that such a contingency is remote or incidental is correct. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the special rules related to contingent payment debt instruments.

Stated Interest

Stated interest on a note (including any Additional Amounts payable in respect of withholding taxes) generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. For U.S. foreign tax credit purposes, such interest generally should be treated as foreign source income. The rules regarding foreign tax credits are complex and U.S. Holders should consult their own tax advisors regarding any limitations with regard to claiming foreign tax credits.

Sale, Exchange, Retirement, Redemption or other Taxable Disposition of the Notes

Upon a sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, retirement, redemption or other taxable disposition of the note, other than amounts attributable to accrued and unpaid stated interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the note. The amount realized by a U.S. Holder generally is the sum of the cash plus the fair market value of all other property received on such sale, exchange, retirement, redemption, or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note generally will be its cost for the note.

Any gain or loss a U.S. Holder recognizes on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss and generally should be treated as U.S.-source gain or loss for foreign tax credit purposes. Any such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the note for more than one year at the time of the disposition. For non-corporate U.S. Holders, long-term capital gains are generally taxed at a lower rate than ordinary income. The deductibility of capital losses, however, is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding at the applicable rate (currently 28%) with respect to interest payments on a note and the proceeds of a sale, exchange, retirement, redemption or other taxable disposition of a note, unless the U.S. Holder provides its taxpayer identification number and certifies on an IRS Form W-9, under penalties of perjury, that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder to a refund, provided the required information is provided to the Internal Revenue Service in a timely manner.

In addition, whether or not backup withholding applies, interest payments on a note made to, and the proceeds of a taxable disposition of a note received by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

Tax on Net Investment Income

Certain U.S. Holders who are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which generally will include their interest income from, and gain from the disposition of, a note. A U.S. Holder that is an individual, estate or trust, is urged to consult its own tax advisor regarding the consequences, if any, with respect to this tax on its investment in the notes.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date of this supplemental prospectus, a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada), as amended, including the regulations promulgated thereunder (the “Canadian Tax Act”), generally applicable to a holder of notes who acquires notes pursuant to this offering and who, at all relevant times, for purposes of the Canadian Tax Act, deals at arm’s length with and is not affiliated with Catamaran or the subsidiary guarantors (a “Holder”).

This summary is based on the provisions of the Canadian Tax Act in force on the date hereof, all specific proposals to amend the Canadian Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies and assessing practices of the Canada Revenue Agency. This summary assumes that the Tax Proposals will be enacted in the form proposed, however, no assurance can be given that the Tax Proposals will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in the law, whether by legislative, governmental, administrative or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder or prospective Holder, and no representations with respect to the income tax consequences to any particular Holder or prospective Holder are made. Consequently, Holders and prospective Holders should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring notes pursuant to this offering, having regard to their particular circumstances.

This summary is applicable to a Holder who, at all relevant times for purposes of the Canadian Tax Act and any applicable income tax treaty, is neither resident or deemed to be resident in Canada, deals at arm’s length with any transferee resident (or deemed to be resident) in Canada and to whom the Holder disposes of notes, is entitled to receive all payments (including any interest and principal) made on the notes, and who does not use or hold and is not deemed to use or hold notes in, or in the course of carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder who is an insurer or an “authorized foreign bank” (as defined the Canadian Tax Act), and this summary is not applicable to such holders.

This summary is not applicable to a Non-Resident Holder that is a “specified shareholder” as defined in subsection 18(5) of the Canadian Tax Act of Catamaran or that does not deal at arm’s length for purposes of the Canadian Tax Act with a “specified shareholder” of Catamaran. Generally, for this purpose, a “specified shareholder” is a shareholder that owns or is deemed to own, either alone or together with persons with which the shareholder does not deal at arm’s length for purposes of the Canadian Tax Act, shares of Catamaran’s capital stock that either (i) give such holders 25% or more of the votes that could be cast at an annual meeting of the shareholders or (ii) have a fair market value of 25% or more of the fair market value of all of the issued and outstanding shares of Catamaran’s capital stock. This summary is also not applicable in circumstances where interest would be deemed to be paid to a non-resident of Canada (other than the Non-Resident Holder) or deemed to be paid as a dividend to the Non-Resident Holder or a different person pursuant to Tax Proposals contained in a Notice of Ways and Means Motion that accompanied the federal budget tabled by the Minister of Finance (Canada) on February 11, 2014 (or such proposals as amended or enacted or successor provisions thereto). Such Non-Resident Holders should consult their own tax advisors.

Under the Canadian Tax Act, interest, principal and premium, if any, paid or credited, or deemed to be paid or credited to a Non-Resident Holder on the notes will be exempt from Canadian withholding tax. No other taxes on income (including taxable capital gains) will be payable under the Canadian Tax Act in respect of the acquisition, holding, redemption or disposition of the notes by a Non-Resident Holder or the receipt of interest, premium or principal thereon by a Non-Resident Holder solely as a consequence of such acquisition, holding, redemption or disposition of the notes by the Non-Resident Holder.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans, individual retirement accounts or other arrangements that are subject to Section 4975 of the Code or plans that are subject to provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), or entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and Section 4975 of the Code impose certain duties on persons who are fiduciaries of a Plan subject to Part 4 Subtitle B of Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”). Under ERISA and Section 4975 of the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, Section 4975 of the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person (including a fiduciary of the ERISA Plan) who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, regarding transactions effected by independent qualified professional asset managers, PTCE 90-1, regarding transactions by insurance company pooled separate accounts, PTCE 91-38, regarding transactions by bank collective investment funds, PTCE 95-60, regarding transactions by life insurance company general accounts and PTCE 96-23, regarding transactions effected by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

In addition to the foregoing, ERISA and the Internal Revenue Code provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

By acceptance of a note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

The offer of the notes is not a representation by us or the underwriters that an acquisition of the notes by any Plan meets any or all legal requirements applicable to investments by any Plan or that such an investment is appropriate for any particular Plan.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Canada Inc., are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Canada Inc.
J.P. Morgan Securities LLC
SunTrust Robinson Humphrey, Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
TD Securities (USA) LLC

Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed. The underwriters may offer and sell notes through their affiliates.

We estimate that we will incur, for our own account, approximately $1.0 million of offering expenses, not including the underwriting discount.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Affiliates of the underwriters are agents and/or lenders under our revolving credit facility which is being repaid in connection with this offering, and as such, will receive a portion of the proceeds from this offering. See “Use of Proceeds”. Affiliates of the underwriters are also agents and/or lenders under our senior secured credit facility. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive. In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will only be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of such notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement and any other documents or materials relating to the issue of the notes is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or within Article 49(2)(a) to (d) of the Order, or to persons to whom it may otherwise be lawfully communicated under the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will only be engaged in with, relevant persons. All applicable provisions of the FSMA must be complied with respect to anything done or to be done relation to any of the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The legality of the notes and the subsidiary guarantees being offered hereby and certain other matters will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain Canadian legal matters in connection with the offering of the notes and the subsidiary guarantees covered by this prospectus will be passed upon for us by Baker & McKenzie LLP, Toronto, Ontario, Canada and Lackowicz & Hoffman, Whitehorse, Yukon Territory, Canada. Certain legal matters relating to any guarantees by the subsidiary guarantor organized under the laws of Alabama will be passed upon for us by Bradley Arant Boult Cummings LLP, Birmingham, Alabama. Certain legal maters relating to any guarantees by the subsidiary guarantor organized under the laws of the Grand Duchy of Luxembourg will be passed upon for us by Elvinger, Hoss & Prussen, Luxembourg, Grand Duchy of Luxembourg. Certain legal matters relating to any guarantees by the subsidiary guarantor organized under the laws of Maine will be passed upon for us by Pierce Atwood LLP, Portland, Maine. Certain legal matters relating to any guarantees by the subsidiary guarantors organized under the laws of the State of Nevada will be passed upon for us by Lionel Sawyer & Collins, Reno, Nevada. Certain legal matters relating to any guarantees by the subsidiary guarantor organized under the laws of Pennsylvania will be passed upon for us by Blank Rome LLP, Philadelphia, Pennsylvania. Certain legal matters relating to any guarantees by the subsidiary guarantor organized under the laws of the State of Wisconsin will be passed upon for us by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. Certain Canadian legal matters in connection with this offering will be passed upon for the underwriters by Stikeman Elliott (NY) LLP.

EXPERTS

The consolidated financial statements of Catamaran as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein (which reports express an unqualified opinion on the consolidated financial statements and an adverse opinion on the effectiveness of Catamaran’s internal control over financial reporting due to a material weakness related to the Company’s general information technology controls), and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal controls over financial reporting as of December 31, 2013, also contains an explanatory paragraph that states: The Company acquired Restat LLC (“Restat”) on October 1, 2013, and management excluded Restat from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. Restat accounted for less than 6% of the Company’s total consolidated assets and less than 2% of the Company’s total consolidated revenues as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Restat.

The financial statements of Restat, LLC as of December 31, 2012 and 2011, and for the years then ended incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Catamaran Corporation

Debt Securities

Guarantees

We may offer debt securities and related guarantees by one or more of our wholly-owned subsidiaries from time to time in one or more series. We will provide the specific terms of any series of these debt securities and any related guarantees, together with the terms of the offering, the public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these debt securities and any related guarantees on a continuous or delayed basis through one or more agents, dealers or underwriters as designated from time to time, or directly to purchasers or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities and any related guarantees. If any agents, dealers or underwriters are involved in the sale of any debt securities and any related guarantees, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities and any related guarantees will be the public offering price of those debt securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those debt securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those debt securities and any related guarantees.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus, carefully before you invest.

We have not yet determined whether any of the debt securities or any related guarantees will be listed on any exchange or over-the-counter market. If we decide to seek listing of these securities, a prospectus supplement relating to such securities will identify the exchange or market.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement.

We will sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2014.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to the as the Securities Act. Under the automatic shelf registration process, we may, over time, offer the debt securities and any related guarantees described in this prospectus in one or more offerings. As used in this prospectus, unless stated otherwise or the context requires otherwise, “Catamaran,” “the Company,” “we,” “us” and “our” refer to Catamaran Corporation and its subsidiaries, except that in the section entitled “Description of the Debt Securities,” these terms refer solely to Catamaran Corporation and not to any of its subsidiaries. This prospectus provides you with a general description of the debt securities and any related guarantees we may offer. Each time we offer debt securities, we will provide you with a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should rely only on the information incorporated or deemed to be incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition and results of operations may have changed since that date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

CANADA HAS NO SYSTEM OF EXCHANGE CONTROLS. THERE ARE NO CANADIAN RESTRICTIONS ON THE REPATRIATION OF CAPITAL OR EARNINGS OF A CANADIAN PUBLIC COMPANY TO NON-RESIDENT INVESTORS OR AFFECTING THE REMITTANCE OF DIVIDENDS, INTEREST, ROYALTIES OR SIMILAR PAYMENTS TO NON-RESIDENT HOLDERS OF OUR SECURITIES, EXCEPT FOR INCOME TAX PROVISIONS WHICH MAY APPLY TO PARTICULAR SECURITIES TO BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also publicly available free of charge at the SEC’s website at http://www.sec.gov. In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces. These filings are available electronically from the Canadian System for Electronic Document Analysis and Retrieval, which we refer to as SEDAR, at the website at http://www.sedar.com.

We make available free of charge most of our SEC filings through our website at http://www.catamaranrx.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. You may also find additional information about Catamaran Corporation and its subsidiaries on our website. None of the information on our website or any other website identified herein is part of this prospectus and should not be considered to be part of this prospectus or any accompanying prospectus supplement. You may also request a copy of our SEC filings at no cost, by writing to or telephoning us at the following:

Catamaran Corporation

1600 McConnor Parkway

Schaumburg, Illinois 60173-6801

Attention: Investor Relations

Telephone: (800) 282-3232

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also allow us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated as being “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, after the date of the initial filing of the registration statement until we complete our sale of the securities to the public (other than information in such filings that were furnished, under applicable SEC rules, rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Definitive Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Shareholders filed with the SEC on April 1, 2013; and

•	Current Report on Form 8-K filed with the SEC on March 6, 2014.

FORWARD-LOOKING STATEMENTS

Certain information in this prospectus, any prospectus supplement, the documents incorporated or deemed to be incorporated by reference in this prospectus and other written or oral statements made from time to time by us, in various filings with regulators, in reports to shareholders and in other communications, including those that express management’s objectives and the strategies to achieve those objectives, as well as information with respect to our beliefs, plans, expectations, anticipations, estimates and intentions, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.

Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation:

•	our ability to achieve increased market acceptance for our product offerings and penetrate new markets;

•	our ability to compete successfully;

•	our dependence on, and ability to retain, key customers; customer demands for enhanced services levels or possible loss or unfavorable modification of contracts with our customers;

•	the risks and challenges associated with our PBM partnering agreement with Cigna Corporation due to the size of the client and the complexity and term of the agreement;

•	consolidation in the healthcare industry;

•	our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions;

•	changes in industry pricing benchmarks and continuing market and economic challenges;

•	our ability to maintain our relationships with pharmacy providers, pharmaceutical manufacturers, third-party rebate administrators and suppliers;

•	compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry;

•	our ability to maintain our relationships with suppliers; the outcome of any legal or tax proceeding that has been or may be instituted against us;

•	the existence of undetected errors or similar problems in our software products;

•	potential liability for the use of incorrect or incomplete data;

•	interruption of our operations due to outside sources and breach of our security by third parties;

•	our dependence on the expertise of our senior management and other personnel;

•	maintaining our intellectual property rights and litigation involving intellectual property rights;

•	our ability to obtain, use or successfully integrate third-party licensed technology;

•	our ability to accurately forecast our financial results;

•	our level of indebtedness and the covenants and restrictions in the agreements governing our outstanding indebtedness;

•	our access to sufficient capital to fund our future requirements;

•	potential write-offs of goodwill or other intangible assets; and

•	the material weakness identified in our internal control over financial reporting.

This list is not exhaustive of the factors that may affect any of our forward-looking statements and is subject to change.

Additional risks, uncertainties and other factors include those discussed under the heading “Risk Factors” and in documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of those documents. The Company will not update any forward-looking statements contained herein except as required by law.

THE COMPANY

Catamaran Corporation is a leading provider of pharmacy benefit management, which we refer to as PBM, services and healthcare information technology, which we refer to as HCIT, solutions to the healthcare benefit management industry. Our product offerings and solutions combine a wide range of applications and PBM services designed to assist our customers in reducing the cost and managing the complexity of their prescription drug programs. Our customers include many of the largest organizations in the pharmaceutical supply chain, such as pharmacy benefit managers, managed care organizations, self-insured employer groups, unions, third-party health care plan administrators and state and federal government entities.

Our PBM services, which are marketed under the Catamaran PBM brand, include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail pharmacy claims management, specialty pharmacy claims management, Medicare Part D services, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, data access and reporting and information analysis. Our PBM services include owning and operating a network of mail and specialty pharmacies. In addition, we are a national provider of drug benefits to our customers under the federal government’s Medicare Part D program.

Our HCIT solutions include RxClaim®, an on-line transaction processing system that provides instant adjudication of prescription drug claims, RxMax®, our rebate management system, RxTrack®, our data warehouse and analysis system, Zynchros, our suite of on-demand formulary management tools, our pharmacy management system for retail, chain, institutional and mail-order pharmacies, as well as a number of other software products for customers in the pharmaceutical supply chain. Our HCIT solutions are available on a license basis with on-going maintenance and support or on a transaction fee basis using an application service provider model.

In July 2012, following the completion of our merger with Catalyst Health Solutions, Inc., we changed the name and brand for the combined company from “SXC Health Solutions Corp.” to “Catamaran Corporation.” Catamaran Corporation is a corporation organized under the Business Corporations Act of the Yukon Territory, Canada. Our common shares are listed on the NASDAQ Global Market under the symbol “CTRX” and on the Toronto Stock Exchange under the symbol “CCT.” Our principal executive offices are located at 1600 McConnor Parkway, Schaumburg, Illinois 60173-6801. Our telephone number is 800-282-3232. Our website is located at http://www.catamaranrx.com. Information on our website is not part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities and any related guarantees, you should carefully consider and evaluate all of the information included and incorporated or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2013, and the annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the debt securities and the loss of all or part of your investment.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the debt securities for general corporate purposes, including capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. Net proceeds may be temporarily invested prior to use.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for each of the last five fiscal years are set forth below. The information set forth below should be read together with the financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this prospectus.

	Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	8.18x	6.89x	35.20x	30.94x	9.98x

For purposes of calculating our ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes and non-controlling interest, less the earnings from unconsolidated entities under the equity method of accounting, plus fixed charges. Fixed charges include interest expense and that portion of rental expense we deem to represent interest (which we estimate to be one-third of rental expense). Our earnings and fixed charges include the earnings and fixed charges of Catamaran Corporation and its subsidiaries considered as one enterprise.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. Because the terms of a specific series of debt securities may vary from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that varies from any information below.

The debt securities will be issued under an indenture dated March 6, 2014 (the “Indenture”) between Catamaran Corporation and Wilmington Trust, National Association, as trustee (the “Trustee”). We have filed a copy of the Indenture as an exhibit to the registration statement of which this prospectus forms a part. The Indenture is also available for inspection at our offices. Section references are to the Indenture. The following summarizes the material terms of the Indenture; however, the following summaries of certain provisions of the Indenture are not complete. Wherever particular provisions of the Indenture are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries or terms, which are qualified in their entirety by such reference to the provisions of the Indenture. Definitions of certain terms used in this “Description of Debt Securities and Guarantees” may be found below under “—Certain Definitions.” In this “Description of Debt Securities and Guarantees,” unless otherwise indicated, “we,” “us,” “our,” “the Company” and similar words refer to Catamaran Corporation and not any of its Subsidiaries.

General

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture and provides that the debt securities may be issued from time to time in one or more series, as authorized from time to time by our Board of Directors, any committee of our Board of Directors or any duly authorized officer. The debt securities will be direct, unsecured and unsubordinated obligations of the Company and will rank on a parity with our other unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Company’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any Subsidiary upon the latter’s liquidation or reorganization or otherwise are effectively subordinated to the claims of the Subsidiary’s creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that Subsidiary.

The debt securities may be guaranteed by one or more of the wholly-owned Subsidiaries of the Company (each a “Subsidiary Guarantor”), as described in the applicable prospectus supplement that accompanies this prospectus. Each guarantee of the debt securities will be a general obligation of the Subsidiary Guarantor and will rank on a parity with the other unsecured and unsubordinated indebtedness of the Subsidiary Guarantor. The guarantees will be effectively subordinated to any secured indebtedness of the Subsidiary Guarantors, to the extent of the value of the collateral securing such indebtedness.

The particular terms of a series of debt securities will be set forth in an Officers’ Certificate or supplemental indenture and described in the applicable prospectus supplement. We urge you to read the Indenture as supplemented by any Officers’ Certificate or supplemental indenture because the Indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities of the series;

•	aggregate principal amount offered and any limit on future issues of additional debt securities of the same series;

•	whether we will issue the debt securities as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of the debt securities of the series is payable;

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing and the basis for calculating interest, if other than a 360-day year of twelve 30-day months;

•	if other than the offices of the Trustee, the place or places where the principal of and any premium and interest on any debt securities of the series will be payable;

•	any provisions that would determine payments on the debt securities by reference to a formula, index or other method;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any provisions for optional or mandatory redemption or repurchase;

•	any mandatory or optional sinking fund or analogous provisions;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any provisions for the covenant defeasance and legal defeasance of the debt securities;

•	the currency in which payments of principal of and any premium and interest on the debt securities will be payable, if other than U.S. dollars;

•	any addition to or change in the Events of Default or covenants which apply to any debt securities of the series, and any change in the right of the Trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	a discussion on any material or preferred United States federal income tax considerations applicable to the debt securities;

•	whether and under what circumstances we will pay additional amounts to non-Canadian holders in respect of any withholding tax, tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts;

•	if the principal amount payable at the maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose;

•	provisions relating to the modification of the applicable indenture both with and without the consent of holders of the debt securities;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any; and

•	any other terms not inconsistent with the provisions of the Indenture.

Unless we inform you otherwise in a prospectus supplement, the debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount, or as payment-in-kind securities which may constitute original issue discount securities for U.S. federal income tax purposes. The prospectus supplement relating to the original issue discount securities will describe U.S. federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to any specific debt securities will also describe any material additional tax considerations applicable to such debt securities.

Events of Default

The following are Events of Default under the Indenture with respect to any series of debt securities that we may issue:

(1)	a failure to pay interest upon the debt securities of that series that continues for a period of 30 days after payment is due;

(2)	a failure to pay the principal or premium, if any, on the debt securities of that series when due upon maturity, redemption, acceleration or otherwise;

(3)	a failure to comply with any of our other agreements contained in the Indenture applicable to the debt securities of that series for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the outstanding principal amount of the debt securities of that series); and

(4)	certain events of bankruptcy, insolvency or reorganization relating to us.

The Indenture provides that if there is a continuing Event of Default with respect to the debt securities of that series (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the Trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding debt securities. At any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the debt securities of that series, but before the applicable Person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to such debt securities or all such Events of Default have been waived as provided in the Indenture. For information as to waiver of Defaults, see “—Amendment and Waiver.”

The Indenture provides that, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities, unless such holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the debt securities of that series.

No holder of any debt security will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless:

•	the Trustee has failed to institute such proceeding for 60 days after the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee; and

•	the Trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a written direction inconsistent with such request.

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such debt security on or after the date or dates they are to be paid as expressed in such debt security and to institute suit for the enforcement of any such payment.

The Indenture provides that the Trustee need not provide holders of debt securities notice of any Default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of debt securities not to provide such notice.

Amendment and Waiver

We and the Trustee may amend the Indenture with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series affected by such amendment (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the debt securities). However, no such amendment may, without the consent of each holder of any outstanding debt security affected:

•	change the due date of the principal of, or any installment of principal of or interest on, the debt securities;

•	reduce the principal amount of, or any premium or interest rate on, the debt securities;

•	change the place or currency of payment of principal of, or any premium or interest on, the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities after the due date thereof; or

•	reduce the percentage in principal amount of the debt securities then outstanding, the consent of whose holders is required for amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain Defaults.

The holders of at least a majority in principal amount of the outstanding debt securities of each affected series (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the debt securities) may waive any past Default under the Indenture with respect to the debt securities, except a failure by us to pay the principal of, or any premium or interest on, any debt securities or a provision that cannot be modified or amended without the consent of the holders of all outstanding debt securities affected.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee or shareholder of ours will have any liability for any of our obligations under the debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities.

Governing Law

The Indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

Wilmington Trust, National Association is the Trustee under the Indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default shall have occurred and continues that is known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

•	“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

•	“Event of Default” has the meaning set forth under “—Events of Default.”

•	“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary or any Assistant Treasurer, the Controller, an Assistant Controller or Assistant Secretary of the specified Person.

•	“Officers’ Certificate” means a certificate signed by any two Officers of the Company and delivered to the Trustee.

•	“Person” means any individual, corporation, partnership, limited liability company, joint-stock company, trust, unincorporated organization or any other entity, including any government or any agency or political subdivision thereof.

•	“Subsidiary” of any specified Person means any corporation, partnership, limited liability company or other entity of which more than 50% of the total voting power of outstanding capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time owned (and, in the case of a partnership, more than 50% of whose total general partnership interests then outstanding is at the time owned), directly or indirectly, by such Person or other Subsidiaries of such Person or a combination thereof and, in the case of an entity other than a corporation or a partnership, such Person has the power to direct, directly or indirectly, the policies, management and affairs of such entity.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check through the paying agent which will be mailed to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the Trustee as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

Subject to applicable unclaimed property laws, all money we pay to a paying agent or the Trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Book-Entry Issuance and Global Securities

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depository maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities.

As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depository will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depository will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not legal holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend the Indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indenture or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above.

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security.

•	We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate, and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived and the depository requests the termination of the global security.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Additional Information Regarding DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among its participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depositary Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

PLAN OF DISTRIBUTION

We may sell the debt securities and any related guarantees covered by this prospectus in any of the following ways (or in any combination thereof):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

The debt securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The terms of the offering of the debt securities and any related guarantees with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, among other things:

•	the type of and terms of the debt securities offered;

•	the price of the debt securities;

•	the proceeds to us from the sale of the debt securities;

•	the names of the securities exchanges, if any, on which the debt securities are listed;

•	the names of any underwriters, dealers, remarketing firms or agents and the amount of debt securities underwritten or purchased by each of them;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of debt securities, such debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such debt securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the dealers acting as principals are used in the sale of any debt securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transactions will be set forth in the applicable prospectus supplement with respect to the securities being offered.

Debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the debt securities remarketed thereby.

The debt securities may be sold directly by us or through agents designated by us from time to time. In the case of debt securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the debt securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the debt securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all debt securities offered by this prospectus will be new issues with no established trading market. We may elect to list any of the debt securities on one or more exchanges, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any debt securities. No assurance can be given regarding the activity of trading in, or liquidity of, any debt securities.

In order to facilitate the offering of the debt securities, any underwriter or agent, as the case may be, involved in the offering of such debt securities, may engage in stabilizing, transactions, short, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, applicable Canadian securities laws and the rules of applicable self-regulatory organizations. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying debt securities so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Members of the Financial Industry Regulatory Authority, Inc., or FINRA, may participate in distributions of the offered debt securities. In compliance with the guidelines of FINRA, as of the date of this prospectus, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8.0% of the aggregate principal amount of the debt securities offered pursuant to this prospectus and any applicable prospectus supplement.

We will estimate our expenses associated with any offering of debt securities in the prospectus supplement relating to such offering.

LEGAL MATTERS

The legality of the debt securities and any related guarantees by subsidiary guarantors and certain other matters will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain Canadian legal matters in connection with the offering of debt securities covered by this prospectus will be passed upon for us by Lackowicz & Hoffman, Whitehorse, Yukon Territory, Canada. Certain legal matters relating to any guarantees by the subsidiary guarantor organized under the laws of Alabama will be passed upon for us by Bradley Arant Boult Cummings LLP, Birmingham, Alabama. Certain legal maters relating to any guarantees by the subsidiary guarantor organized under the laws of the Grand Duchy of Luxembourg will be passed upon for us by Elvinger, Hoss & Prussen, Luxembourg, Grand Duchy of Luxembourg. Certain legal matters relating to any guarantees by the subsidiary guarantor organized under the laws of Maine will be passed upon for us by Pierce Atwood LLP, Portland, Maine. Certain legal matters relating to any guarantees by the subsidiary guarantors organized under the laws of the State of Nevada will be passed upon for us by Lionel Sawyer & Collins, Reno, Nevada. Certain legal matters relating to any guarantees by the subsidiary guarantor organized under the laws of Pennsylvania will be passed upon for us by Blank Rome LLP, Philadelphia, Pennsylvania. Certain legal matters relating to any guarantees by the subsidiary guarantor organized under the laws of the State of Wisconsin will be passed upon for us by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin.

The legality of the debt securities and any related guarantees offered hereby and certain other matters for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Catamaran as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein (which reports express an unqualified opinion on the consolidated financial statements and an adverse opinion on the effectiveness of Catamaran’s internal control over financial reporting due to a material weakness related to the Company’s general information technology controls), and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal controls over financial reporting as of December 31, 2013, also contains an explanatory paragraph that states: The Company acquired Restat LLC (“Restat”) on October 1, 2013, and management excluded Restat from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. Restat accounted for less than 6% of the Company’s total consolidated assets and less than 2% of the Company’s total consolidated revenues as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Restat.

The financial statements of Restat, LLC as of December 31, 2012 and 2011, and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

$500,000,000

Catamaran Corporation

% Senior Notes due 2021

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

SunTrust Robinson Humphrey

Barclays

Citigroup

Morgan Stanley

Credit Agricole CIB

Credit Suisse

Fifth Third Securities

Mizuho Securities

PNC Capital Markets LLC

TD Securities

                    , 2014